Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re: Nuo Therapeutics, Inc., Debtor.	Chapter 11 Case No. 16-10192 (MFW)

Modified First Amended PLAN OF REORGANIZATION OF THE DEBTOR

ASHBY & GEDDES, P.A.

William P. Bowden (No. 2553)

Karen B. Skomorucha Owens (No. 4759)

Stacy L. Newman (No. 5044)

500 Delaware Avenue, P.O. Box 1150

Wilmington, DE 19899-1150

Phone: 302.654.1888

Fax: 302.654.2067

Email:    wbowden@ashby-geddes.com

kowens@ashby-geddes.com

snewman@ashby-geddes.com

DENTONS US LLP

Sam J. Alberts (admitted pro hac vice)

1301 K Street, NW

Suite 600. East Tower

Washington, D.C. 20005

Tel: 202.408.7004

Fax: 202.408.6399

Email: sam.alberts@dentons.com

-and-

Bryan E. Bates (admitted pro hac vice)

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Tel.: 404.527.4073

Fax: 404.527.4198

Email: bryan.bates@dentons.com

Dated: April 25, 2016

Co-COUNSEL TO DEBTOR-IN-POSSESSION	Co-COUNSEL TO DEBTOR-IN-POSSESSION

Table of Contents

ARTICLE I SUMMARY OF THE PLAN		5
ARTICLE II DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION OF TERMS		7
ARTICLE III DESIGNATION OF CLAIMS AND INTERESTS		8
3.1	Summary	8
3.2	Identification of Classes	8
3.3	Unimpaired Classes Deemed to Accept Plan	9
3.4	Impaired Classes Entitled to Vote	9
3.5	Impaired Classes Deemed to Reject	9
3.6	Elimination of Classes for Voting Purposes	9
3.7	Controversy Concerning Classification, Impairment or Voting Rights	10
ARTICLE IV TREATMENT OF UNCLASSIFIED CLAIMS		10
4.1	Administrative Expense Claims	10
4.2	Ordinary Course Administrative Liabilities	11
4.3	Allowed Priority Tax Claims	12
ARTICLE V CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND INTERESTS		12
5.1	Class 1: Pre-Petition Claims of the Debtor’s Lenders	12
5.2	Class 2: Other Allowed Secured Claims	14
5.3	Class 3: Unsecured Priority Claims	14
5.4	Class 4: General Unsecured Claims	14
5.5	Class 5: Common Stock Equity Interests	15
5.6	Class 6: Other Equity Interests	17
ARTICLE VI MEANS FOR IMPLEMENTATION OF THE PLAN		17
6.1	Continued Corporate Existence	17
6.2	Management and Board of Directors	17
6.3	Limitations while Preferred Equity is outstanding	18
6.4	Post-Effective Date rights and operations	18
6.5	Unsecured Creditor Oversight Committee	18
6.6	The Closing	19
6.7	Preservation of Claims, Rights, and Causes of Action	19
6.8	Cancellation and Surrender of Instruments, Securities, and Other Documentation	19
6.9	Short Selling Bar Representation by Recipients of New Common Stock.	20
6.10	Legend Against Short-Selling Against Shares of New Common Stock	20
ARTICLE VII PROVISIONS GOVERNING RESOLUTION OF CLAIMS AND EQUITY INTERESTS AND DISTRIBUTIONS OF PROPERTY UNDER THE PLAN		21
7.1	Right to Object to Claims	21
7.2	Deadline for Responding to Claim Objections	21
7.3	Right to Request Estimation of Claims	21
7.4	Distribution Procedures Regarding Allowed Claims	22
7.5	Use of DIP Loan Proceeds	23
7.6	No Interest on Claims	24

 i

7.7	Distributions Only On Allowed Claims	24
7.8	Record Date For Distributions	24
7.9	Fractional Securities	24
ARTICLE VIII EXECUTORY CONTRACTS		24
8.1	Assumption of, or Assumption and Assignment of, Executory Contracts	25
8.2	Rejection of Executory Contracts	25
8.3	Procedures Related to Assumption of Executory Contracts	25
8.4	Rejection Claim Bar Date	27
ARTICLE IX EFFECT OF REJECTION BY ONE OR MORE CLASSES		28
9.1	Impaired Classes Entitled to Vote	28
9.2	Acceptance by Class	28
9.3	Reservation of Cramdown Rights	28
ARTICLE X EFFECT OF CONFIRMATION		29
10.1	Legally Binding Effect	29
10.2	Vesting of Property of Debtor in Reorganized Debtor	29
ARTICLE XI INJUNCTIONS, RELEASES, AND DISCHARGE		29
11.1	Compromise and Settlement of Claims, Interests, and Controversies	29
11.2	Release of Liens	30
11.3	Subordinated Claims	30
11.4	Debtor Release	31
11.5	Third Party Release	32
11.6	Exculpation	33
11.7	Injunction	34
11.8	Waiver of Statutory Limitations on Releases	34
11.9	Setoffs	35
ARTICLE XII RETENTION OF JURISDICTION		35
12.1	Bankruptcy Court Jurisdiction	35
12.2	Limitation on Jurisdiction	37
ARTICLE XIII MISCELLANEOUS PROVISIONS		37
13.1	Conditions to Confirmation	37
13.2	Conditions to Effectiveness	37
13.3	Waiver of Conditions	37
13.4	Exemption from Transfer Taxes	38
13.5	Securities Exemption	38
13.6	Post-Effective Date Fees and Expenses	38
13.7	Post-Effective Date Notice Limited	39
13.8	Dissolution of Committee	39
13.9	Defects, Omissions and Amendments of the Plan	39
13.10	Withdrawal of Plan	39
13.11	Due Authorization By Holders of Claims and Equity Interests	40
13.12	Filing of Additional Documentation	40
13.13	Governing Law	40
13.14	Successors and Assigns	40
13.15	Transfer of Claims	40
13.16	Notices	40

13.17	U.S. Trustee Fees	43
13.18	Implementation	43
13.19	No Admissions	43
ARTICLE XIV SUBSTANTIAL CONSUMMATION		43
14.1	Substantial Consummation	43
14.2	Final Decree	43

Exhibits To The Plan

Glossary of Defined Terms	Exhibit A
Schedule of Assumed Contracts and Unexpired Leases	Exhibit B*

* Exhibit B has been modified by the Plan Supplement [Docket Entry No. 321]

Nuo Therapeutics, Inc., the debtor and debtor-in-possession (the “Debtor”) in the above-captioned Bankruptcy Case, proposes this First Amended Plan of Reorganization of the Debtor dated March 27, 2016 (the “Plan”). Reference is made to the Disclosure Statement Pursuant to 11 U.S.C. § 1125 in support of the First Amended Plan of Reorganization of the Debtor for a discussion of the Debtor’s history, business, property and results of operations, and for a summary of the Plan and certain related matters. The Debtor is the proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.

Capitalized terms used herein shall have the meanings set forth in the Glossary of Defined Terms set forth as Exhibit A hereto.

ALL CREDITORS OF THE DEBTOR ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, BANKRUPTCY RULE 3019 AND THE PLAN, THE DEBTOR RESERVES THE RIGHT TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

All Exhibits to the Plan, including the documents included in any Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

ARTICLE I
SUMMARY OF THE PLAN

An overview of the Plan is set forth in the Disclosure Statement. Generally, the Plan contemplates that, prior to the Effective Date, the Debtor will seek to raise not less than $10,500,000 in funding (of which $3,000,000 may be in the form of backstop irrevocable capital call commitments from creditworthy obligors in the reasonable judgment of the Lenders) through a private placement of common stock of the Reorganized Debtor (in such event, a “Successful Capital Raise”). If the Debtor achieves a Successful Capital Raise, then the amount raised will be available, along with proceeds of the DIP Loan Agreement (consistent with the Budget), to pay in full all amounts owing by the Debtor under the Plan. If the Debtor is unable to achieve a Successful Capital Raise (in such event, an “Unsuccessful Capital Raise”), then the Plan contemplates alternative treatment of certain Claims and Interests. The proposed treatment of Claims and Equity Interests in the event of a Successful Capital Raise is described herein under “Scenario A”, and the proposed treatment of Claims and Equity Interests in the event of an Unsuccessful Capital Raise is described herein under “Scenario B”.

Certain core distinctions between Scenario A and Scenario B are briefly summarized below, as such distinctions relate to the proposed treatment of General Unsecured Claims and Common Stock Equity Interests:1

General Unsecured Claims

Scenario A:       In the event of a Successful Capital Raise, each Holder of an Allowed General Unsecured Claim will receive:

(i)	if total Allowed Unsecured Claims are less than $2,000,000, an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest;

(ii)	if total Allowed Unsecured Claims are between $2,000,000 and $3,000,000, the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,250,000;

(iii)	if total Allowed Unsecured Claims are between $3,000,001 and $4,000,000, a Pro Rata Share of a cash fund in the amount of $2,500,000;

(iv)	if total Allowed Unsecured Claims are greater than $4,000,001, a Pro Rata Share of a cash fund in the amount of $2,750,000.

Scenario B: In the event of an Unsuccessful Capital Raise, each Holder of an Allowed General Unsecured Claim will receive the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,000,000.

Common Stock Equity Interests

Scenario A: In the event of a Successful Capital Raise, investors in such private placement of New Common Stock of the Reorganized Debtor (“New Investors”) will receive 100% of the New Common Stock of the Reorganized Debtor on the Effective Date, and will be deemed to allocate to existing holders of Common Stock Equity Interests in the Debtor as of the Record Date who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date a percentage of the New Common Stock, which percentage will be set forth in the Plan Supplement and is not expected to be less than 5% of the New Common Stock (“Scenario A Allocated New Common Stock”). While the Debtor is seeking to negotiate a higher percentage of New Common Stock for existing holders of Common Stock Equity Interests than the 5% under Scenario B, there can be no assurance that the Company will be successful in such negotiations with Scenario A New Investors. The allocation of Scenario A Allocated New Common Stock of the Reorganized Debtor among existing holders of Common Stock Equity Interests who execute and timely deliver a Release Document will be based on a Pro Rata Share of such holders’ existing Common Stock Equity Interests on the Record Date. Any such holder who does not execute and timely deliver a Release Document shall not receive its Pro Rata Share of the Scenario A Allocated New Common Stock and such shares shall be cancelled by the Reorganized Debtor.

1 This is only a summary, and relates only to the proposed treatment of General Unsecured Claims and Common Stock Equity Interests. Reference is made to the proposed treatment of all Claims and Interests, as otherwise detailed herein. To the extent this summary differs from any treatment otherwise described in the Plan, then the other terms of the Plan shall control.

Scenario B: In the event of an Unsuccessful Capital Raise, Lenders will receive 100% of the New Common Stock of the Reorganized Debtor on the Effective Date in exchange for a portion of the Lenders’ Secured Claims. The Lenders will allocate to existing holders of Common Stock Equity Interests in the Debtor who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date their Pro Rata Share (based on their existing holdings of Common Stock Equity Interests of the Debtor on the Record Date) of 5% of the Lenders’ New Common Stock (the “Scenario B Allocated New Common Stock”) on the Effective Date. Any such holder who does not execute and timely deliver a Release Document shall not receive its Pro Rata Share of the Scenario B Allocated New Common Stock and such shares shall be distributed to Lenders.

In either Scenario A or Scenario B, in order for any existing holder of Common Stock Equity Interests to receive its Pro Rata Share of Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock of the Reorganized Debtor, such holder must execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date. Class 5 Common Stock Equity Interest holders who execute and timely deliver a Release Document shall receive their Pro Rata Share of the Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock, as the case may be, by the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after execution and timely delivery of a Release Document to the Reorganized Debtor. Any portion of the Scenario A Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be cancelled. Any portion of the Scenario B Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be returned to the Lenders.

ARTICLE II
DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION OF TERMS

All capitalized terms not defined elsewhere in the Plan shall have the meanings assigned to them in the Glossary of Defined Terms attached as Exhibit A hereto. Any capitalized term used in the Plan that is not defined herein has the meaning ascribed to that term in the Bankruptcy Code and/or Bankruptcy Rules.

For purposes of the Plan, any reference in the Plan to an existing document or exhibit filed or to be filed means that document or exhibit as it may have been or may be amended, supplemented, or otherwise modified.

The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan, unless the context requires otherwise. Whenever from the context it appears appropriate, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender include the masculine, feminine, and the neuter. The section headings contained in the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan.

Captions and headings to articles, sections and exhibits are inserted for convenience of reference only and are not intended to be part of or to affect the interpretation of the Plan.

The rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE III
DESIGNATION OF CLAIMS AND INTERESTS

3.1         Summary

Pursuant to section 1122 of the Bankruptcy Code, a Claim or Equity Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under the Plan only to the extent (i) the Claim or Equity Interest qualifies within the description of that Class; (ii) the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class, and is classified in another Class or Classes to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Class or Classes; and (iii) the Claim or Equity Interest has not been paid, released, or otherwise compromised before the Effective Date. Notwithstanding anything to the contrary contained in the Plan, no Distribution shall be made on account of any Claim or Equity Interest which is not an Allowed Claim or Allowed Equity Interest until such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest pursuant to a Final Order. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Compensation Claims, and Priority Tax Claims are not classified under the Plan.

3.2         Identification of Classes

(a)         Classified Claims: The following is a designation of the classes of Claims and Equity Interests under the Plan

Class	Claim	Status	Entitled to Vote
1	Pre-Petition Claims of the Debtor’s Lenders	Impaired	Yes
2	Other Allowed Secured Claims	Unimpaired	No
3	Unsecured Priority Claims	Unimpaired	No
4	General Unsecured Claims	Impaired	Yes
5	Common Stock Equity Interests	Impaired	No
6	Other Equity Interests	Impaired	No

(b)         Unclassified Claims: In accordance with section 1123(a)(1) of the Bankruptcy Code, Allowed Administrative Expense Claims and Allowed Priority Tax Claims are not classified and are excluded from the Classes designated in this Article II of the Plan. The treatment accorded Allowed Administrative Expense Claims and Allowed Priority Tax Claims is set forth in Article IV of the Plan.

3.3         Unimpaired Classes Deemed to Accept Plan

The Plan classifies the following unimpaired claims that are not entitled to vote on the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, each Holder of a Claim in the following Classes is conclusively presumed to have accepted the Plan in respect of such Claims, and is not entitled to vote to accept or reject the Plan:

Class 2: Other Allowed Secured Claims

Class 3: Unsecured Priority Claims

3.4         Impaired Classes Entitled to Vote

The Plan classifies the following Classes as the only impaired classes that are entitled to vote to accept or reject the Plan:

Class 1: Pre-Petition Claims of the Debtor’s Lenders

Class 4: General Unsecured Claims

3.5         Impaired Classes Deemed to Reject

The Plan classifies the following Classes as impaired classes not entitled to vote to accept or reject the Plan, and are deemed to have rejected the Plan.

Class 5: Common Stock Equity Interests

Class 6: Other Equity Interests

3.6         Elimination of Classes for Voting Purposes

Any Class of Claims that is not occupied as of the date of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed for voting on the Plan under Rule 3018 of the Bankruptcy Rules shall be deemed deleted from the Plan for purposes of voting on acceptance or rejection of the Plan by such Class under section 1129(a)(8) of the Bankruptcy Code.

3.7         Controversy Concerning Classification, Impairment or Voting Rights

Any controversy or dispute related to the classification, impairment or voting rights of any Creditor or Interest Holder under the Plan must be determined by the Bankruptcy Court after notice and a hearing at or prior to the Confirmation Hearing. Without limiting the foregoing, the Bankruptcy Court may estimate for voting purposes: (i) the amount of any contingent or unliquidated Claim, the fixing or liquidation of, as the case may be, would unduly delay the administration of the Bankruptcy Case; and (ii) any right to payment arising from an equitable remedy for breach of performance.

ARTICLE IV
TREATMENT OF UNCLASSIFIED CLAIMS

4.1         Administrative Expense Claims

(a)         Generally: Allowed Administrative Expense Claims: Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Administrative Claim shall be paid cash in respect of such Claim equal to the unpaid portion of such Allowed Administrative Expense Claim. Unless otherwise agreed by the holder of an Allowed Administrative Claim, the Allowed Administrative Expense Claim shall be payable within the later of: (i) the Effective Date, or (ii) ten (10) days after the date on which such Claim becomes an Allowed Administrative Expense Claim. With certain exceptions, the DIP Loan Claim will be treated in connection with Class 1 Claims.

(b)         Statutory Fees: All fees payable pursuant to 28 U.S.C. § 1930 shall be paid in as set forth in section 13.17 of the Plan.

(c)         Professionals: Except to the extent a Professional agrees to other, lesser treatment, all Professionals or other Persons requesting compensation or reimbursement of expenses from the Debtor pursuant to Sections 327, 328, 330, 331, 503(b) and 1102 of the Code (including any professional or entity requesting compensation for making a substantial contribution in the Bankruptcy Case by way of a motion under section 503(b)(3)(D) and 503(b)(4) for substantial contribution in the Bankruptcy Case), shall be paid cash, in respect of such Claim, equal to the unpaid portion of such Allowed Professional Fee and Expense Claim approved by the Bankruptcy Court; provided, however, that such payment shall be limited to the amount set forth in the Budget; provided further, however, that a Professional may seek payment above the amount budgeted to such Professional in the Budget if there are other non-Lender designated professional fee amounts available in the Budget not used by such non-Lender professionals or not otherwise allowed to such non-Lender professionals by the Bankruptcy Court.

In the event of a Successful Capital Raise, the Allowed Professional Fee and Expense Claim of Gordian Group, LLC (“Gordian”), the Debtor’s investment banker (exclusive of the monthly fee payable to Gordian in the Budget) in the amount of $400,000 (with Lender responsible for funding $100,000 of this amount) shall be paid in full in cash within the later of (i) ten (10) days after the Effective Date and (ii) two (2) business days after the date of Bankruptcy Court approval of the final fee application of Gordian. In the event of an Unsuccessful Capital Raise, the Allowed Professional Fee and Expense Claim of Gordian (exclusive of the monthly fee payable to Gordian in the Budget) shall be limited to $200,000 and funded by Lender within the later of (i) ten (10) days after the Effective Date and (ii) two (2) business days after the date of Bankruptcy Court approval of the final fee application of Gordian, to enable the Reorganized Debtor to make such payment.

In the event of a Successful Capital Raise, Professionals retained by the Debtor (other than Gordian) may seek payment of unpaid professional fees in excess of the amounts set forth in the Budget from the proceeds of such Successful Capital Raise, in the amount no greater than $150,000 in the aggregate for all such Debtor Professionals, in addition to any amounts in the Budget not used by non-Lender professionals or not otherwise allowed to such non-Lender professionals by the Bankruptcy Court, as referenced above.

Ad Hoc Committee: Fees and expenses of the Ad Hoc Committee and its professionals shall be subject to application on notice, hearing, and Bankruptcy Court approval under Code sections 503(b)(3)(D) and 503(b)(4) and, to the extent allowed, treated as Administrative Expense Claims. Their method and amount of payment shall depend on whether the Capital Raise is successful, as follows:

(i)	In the event of a Successful Capital Raise, the fees and expenses of the Ad Hoc Committee and its professionals shall be paid in full, subject to a cash cap of $135,000, within two (2) business days following approval by the Bankruptcy Court as follows: (i) out-of-pocket expenses of the Ad Hoc Committee members and its professionals shall be paid in cash; (ii) approved hourly fees of the Ad Hoc Committee’s professionals shall be paid through a combination of cash and the issuance of New Common Stock. The cash portion of the fee award shall be paid at a maximum rate of $425 per hour and the remaining portion of such fee award shall be paid in New Common Stock at the same per share price paid in the Successful Capital Raise (plus a gross-up cash allowance for taxes payable on account of any equity issued). The payment to the Ad Hoc Committee’s professionals through the issuance of New Common Stock will affect all holders of New Common Stock on a pro rata basis.

(ii)	In the event of an Unsuccessful Capital Raise, the allowed fees and expenses of the Ad Hoc Committee and its professionals shall be paid in cash within two (2) business days following approval by the Bankruptcy Court, but limited to a cap of $135,000 as set forth in the Budget.

The payment of an Allowed Administrative Expense Claim shall be in full satisfaction, settlement release and discharge of, and in exchange for, such Allowed Administrative Expense Claim.

4.2         Ordinary Course Administrative Liabilities

A holder of an Ordinary Course Administrative Liability is not required to file or serve any request for payment of the Ordinary Course Administrative Liability. Notwithstanding the provisions of Section 4.1(a) hereof, the Debtor shall continue to pay each Ordinary Course Administrative Liability accrued but not yet due and payable as of the Effective Date pursuant to the payment terms and conditions of the particular transaction giving rise to the Ordinary Course Administrative Liability and the Budget.

4.3         Allowed Priority Tax Claims

Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Priority Tax Claim shall be paid in cash, in respect of such Claim, equal to the unpaid portion of such Allowed Priority Tax Claim by the later of ten (10) days after (i) the Effective Date, (ii) the date on which such Claim becomes an Allowed Priority Tax Claim; or (iii) as otherwise provided under the Code. To the extent the holder of an Allowed Priority Tax Claim holds a lien to secure its claim under applicable state law, the holder of such Claim shall retain its lien until its Allowed Priority Tax Claim has been paid in full.

The payment of an Allowed Priority Tax Claim shall be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim.

ARTICLE V
CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND INTERESTS

5.1         Class 1: Pre-Petition Claims of the Debtor’s Lenders

(a)          Classification: Class 1 consists of the Lenders’ Secured Claims and Equity Interests in the Debtor owned by the Lenders. In addition, in accordance with the settlement and compromises regarding the Lenders’ Secured Claims and Equity Interests set forth in this Plan, the Lenders have agreed to treatment of the Lenders’ Secured Claims and Equity Interests as set forth below.

(b)          Treatment: The Lenders’ Secured Claims and the Lenders’ Equity Interests in the Debtor are impaired. The Lenders’ Secured Claims and the Lenders DIP Loan Claim shall be Allowed in full. In full and final satisfaction of the Lenders’ Secured Claims and Equity Interests, and the Lenders’ Total Claim, the Lenders will receive the following:

Scenario A (Successful Capital Raise)

(I)          Arthrex Agreement and Royalty Rights. On the Effective Date, and in exchange for $15 million of Lenders’ Total Claim, the Debtor will assume and assign to a designee of Lenders all of the Debtor’s rights, title and interest in and to its existing license agreement with Arthrex, Inc. (the “Arthrex Agreement”), and transfer and assign to such designee all associated intellectual property owned by Debtor and licensed thereunder, and all royalty and payment rights thereunder. On the Effective Date, the Reorganized Debtor and such designee will enter into a transition services agreement (the “Arthrex TSA”) pursuant to which the Reorganized Debtor will continue to service the Arthrex Agreement for the benefit of such designee and Arthrex including, without limitation, (i) manufacture of the Angel product line, (ii) maintenance of documentation for all product manufacturing protocols and specifications, (iii) maintenance of all product regulatory documents (including any 510(k) filings with the FDA); (iv) conduct of outside vendor audits/quality control and maintenance and submission of documentation relating to Angel components and outside vendors; (v) maintenance of an “approved supplier” list for components; (vi) assurance of final quality and oversight of batch release of finished goods and product; (vii) maintenance of necessary support personnel to assure customer complaint handling and any adverse event reporting requirements; (viii) maintenance of accountability for units in the field; and (ix) taking such other actions as are necessary to support the Arthrex Agreement and maintain compliance with FDA and other regulatory requirements until a transition of all manufacturing, supply and related services to Arthrex, Inc., as contemplated by the October 15, 2015 Agreement between the Debtor and Arthrex, can be completed, but in no event later than September 30, 2016 (notwithstanding the original March 31, 2016 deadline for such transition to Arthrex). Consistent with the intention that Lenders receive from the Debtor under the Plan the economic benefits of ownership of the Arthrex Agreement and related intellectual property, the pricing for services rendered by the Reorganized Debtor and to be paid for by such designee under the Arthrex TSA shall be at the Reorganized Debtor’s cost and the form of the Arthrex TSA will be included in the Plan Supplement.

(II)         Preferred Equity Issuance. In the event of a Successful Capital Raise, on the Effective Date, in exchange for the balance of Lenders’ Total Claim, which shall include the amount funded by Lenders for the payment of Gordian, Lenders will receive non-convertible, non-dividend paying, preferred equity interests in the Reorganized Debtor in the amount of such balance (estimated to be approximately $29.3 million) (the “Secured Claim Balance”), which shall have a liquidation preference senior to all other equity interests and such other customary terms acceptable to the Debtor and Lenders (the “Preferred Equity”), which terms shall be set forth in the Plan Supplement (as part of the Reorganized Debtor’s amended and restated corporate charter, bylaws and related organizational documents, in the event of a Successful Capital Raise), and Lenders shall receive no common stock or other equity interest, and shall be deemed to have waived and released all claims against Third Party Released Parties as set forth herein. Preferred Equity interests will be entitled to voting rights representing one percent (1%) of the voting rights with respect to the Reorganized Debtor.

Scenario B (Unsuccessful Capital Raise)

(I)          Arthrex Agreement and Royalty Rights. On the Effective Date, and in exchange for $15 million of Lenders’ Total Claim, the Debtor will assume and assign to a designee of Lenders all of the Debtor’s rights, title, and interest in and to the Arthrex Agreement and transfer and assign to such designee all associated intellectual property owned by the Debtor and licensed thereunder, and all royalty and payment rights thereunder. On the Effective Date, the Reorganized Debtor and such designee will enter into the Arthrex TSA.

(II)         New Common Stock Issuance. In the event of an Unsuccessful Capital Raise, on the Effective Date, in exchange for the Secured Claim Balance, Lenders will receive 100% of the New Common Stock of the Reorganized Debtor. The Lenders will allocate to existing holders of Common Stock Equity Interests in the Debtor (Class 5 in the Plan) who execute and timely deliver Release Documents their Pro Rata Share (based on their existing holdings of Common Stock Equity Interests of the Debtor on the Record Date) of five percent (5%) of the Lenders’ New Common Stock (i.e., the Scenario B Allocated New Common Stock). Any such holder who does not affirmatively submit a signed Release Document agreeing to such third-party releases no later than sixty (60) days after the Effective Date shall not receive its Pro Rata Share of the Scenario B Allocated New Common Stock and such shares shall be distributed to Lenders. Class 5 Common Stock Equity Interest holders who do deliver a Release Document to the Debtor or Reorganized Debtor no later than sixty (60) days after the Effective Date of the Plan shall receive their Pro Rata Share of the Scenario B Allocated New Common Stock by the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after execution and timely delivery of the Release Document. Any portion of the Scenario B Allocated New Common Stock not timely claimed by the execution and timely delivery of a signed Release Document shall be returned to Lenders.

The distributions to the holders of the Lenders’ Secured Claims, Lenders’ Equity Interests, and the Lenders’ Total Claim shall be in full satisfaction, settlement release and discharge of, and in exchange for, such Allowed Lenders’ Secured Claims, Lenders’ Equity Interests, and the Lenders’ Total Claim.

5.2         Class 2: Other Allowed Secured Claims

(a)          Classification: Class 2 consists of all Other Allowed Secured Claims against the Debtor.

(b)          Treatment: Class 2 Other Allowed Secured Claims are unimpaired. Claims of creditors holding perfected and unavoidable first priority liens on specific items of collateral by virtue of a purchase money security interest or financing lease will be either (a) paid in full within thirty (30) days after the Effective Date or (b) satisfied by turning over any property securing the Claim to the claimant, and otherwise be treated in a manner to leave such Claims unimpaired under section 1124 of the Bankruptcy Code, at the election of the Debtor or Reorganized Debtor, in full and final satisfaction of such allowed Other Secured Claim.

5.3         Class 3: Unsecured Priority Claims

(a)          Classification: Class 3 consists of all Unsecured Priority Claims against the Debtor.

(b)          Treatment: Class 3 Unsecured Priority Claims are unimpaired. Except to the extent the holder agrees to other, lesser treatment, each holder of an Allowed Unsecured Priority Claim shall be paid cash in respect of such Claim in an amount equal to the unpaid portion of such Allowed Unsecured Priority Claim within ten (10) days after (i) the Effective Date, or (ii) the date on which such Claim becomes an Allowed Unsecured Priority Claim, or with respect to accrued vacation of employees retained by the Reorganized Debtor, the Reorganized Debtor will honor such liability post-Effective Date in accordance with its employment policies. The payment of an Allowed Unsecured Priority Claim shall be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim.

5.4         Class 4: General Unsecured Claims

(a)          Classification: Class 4 consists of all General Unsecured Claims against the Debtor.

(b)         Treatment: Class 4 General Unsecured Claims are impaired. Within the later of sixty (60) days after (i) the Effective Date if the General Unsecured Claim is allowed on the Effective Date, or (ii) the date on which such Claim becomes an Allowed General Unsecured Claim, each holder of an Allowed General Unsecured Claim shall be paid as follows:

(A)	Scenario A: In the event of a Successful Capital Raise:

(i)	if total Allowed Unsecured Claims are less than $2,000,000, an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest;

(ii)	if total Allowed Unsecured Claims are between $2,000,000 and $3,000,000, the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,250,000;

(iii)	if total Allowed Unsecured Claims are between $3,000,001 and $4,000,000, a Pro Rata Share of a cash fund in the amount of $2,500,000;

(iv)	if total Allowed Unsecured Claims are greater than $4,000,001, a Pro Rata Share of a cash fund in the amount of $2,750,000.

(B)	Scenario B: In the event of an Unsuccessful Capital Raise, the lesser of (i) an amount necessary to pay such Allowed Claim in full in Cash without post-petition interest or (ii) a Pro Rata Share of a cash fund in the amount of $2,000,000;

Distributions to holders of Allowed General Unsecured Claims will be made solely from the Class 4 Escrow. In the event of Scenario A (Successful Capital Raise), the following actions will occur sequentially on the Effective Date: (i) the proceeds of the Successful Capital Raise will be placed into an escrow account of the Reorganized Debtor, (ii) the Plan will be deemed effective, (iii) the Class 4 Corpus, in an amount of $2,750,000, will be funded to the Class 4 Escrow by the Reorganized Debtor for the sole and exclusive benefit of all Allowed General Unsecured Claims, using the proceeds of the Successful Capital Raise, and (iv) all remaining funds in the escrow under (i) above will be transferred to the Reorganized Debtor. In the event that total Allowed General Unsecured Claims are reduced below the relevant Allowed Claim thresholds applicable to Class 4 Distributions, whether due to successful objections or otherwise, then the marginal $250,000 increments funded into the Class 4 Escrow to cover such Allowed Claim thresholds shall be transferred from the escrow account to the Reorganized Debtor. In the event of Scenario B (an Unsuccessful Capital Raise), the Class 4 Corpus, in an amount of $2,000,000, will be funded into the Class 4 Escrow by the Lenders and/or Reorganized Debtor on the Effective Date.

In consultation with the Unsecured Creditor Oversight Committee, the Reorganized Debtor shall be entitled to make interim distributions to holders of Allowed General Unsecured Claims without further notice or Bankruptcy Court approval. Any additional cost (i.e. cost over and above the cost of making a single distribution to Allowed General Unsecured Claims) incurred in making such interim distribution shall be borne by the Class 4 Corpus.

5.5         Class 5: Common Stock Equity Interests

(a)          Classification: Class 5 consists of all Common Stock Equity Interests in the Debtor held as of the Record Date.

(b)          Treatment: Class 5 Common Stock Equity Interests are impaired, are not entitled to vote to accept or reject the Plan, and are deemed to have rejected the Plan. Class 5 Common Stock Equity Interests shall be treated as follows:

Scenario A: In the event of a Successful Capital Raise, New Investors in the private placement of New Common Stock of the Reorganized Debtor will receive 100% of the New Common Stock of the Reorganized Debtor on the Effective Date, and will be deemed to allocate to existing holders of Common Stock Equity Interests in the Debtor who execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date a percentage of the New Common Stock, which percentage will be set forth in the Plan Supplement and is not expected to be less than 5% of the New Common Stock (i.e., the Scenario A Allocated New Common Stock). While the Debtor is seeking to negotiate a higher percentage of New Common Stock for existing holders of Common Stock Equity Interests than the 5% under Scenario B, there can be no assurance that the Company will be successful in such negotiations with Scenario A New Investors. The allocation of Scenario A New Common Stock of the Reorganized Debtor among existing holders of Common Stock Equity Interests who execute and timely deliver a Release Document will be based on a Pro Rata Share of such holders’ existing Common Stock Equity Interests on the Record Date. Any such existing holders who do not execute and timely deliver a Release Document shall not receive their Pro Rata Share of the Scenario A Allocated New Common Stock and such shares shall be cancelled by the Reorganized Debtor.

Scenario B: In the event of an Unsuccessful Capital Raise, on the Effective Date, in exchange for the Secured Claim Balance, Lenders will receive 100% of the New Common Stock of the Reorganized Debtor. The Lenders will allocate to existing holders of Common Stock Equity Interests in the Debtor (Class 5) who execute and timely deliver a Release Document their Pro Rata Share (based on their existing holdings of Common Stock Equity Interests of the Debtor on the Record Date) of five percent (5%) of the Lenders’ New Common Stock (i.e., the Scenario B Allocated New Common Stock). Any such existing holder who does not execute and timely deliver a Release Document shall not receive its Pro Rata Share of the Scenario B Allocated New Common Stock and such shares shall be distributed to Lenders.

In either Scenario A or Scenario B, in order for any existing holder of Common Stock Equity Interests to receive its Pro Rata Share of Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock of the Reorganized Debtor, such holder must execute and timely deliver a Release Document no later than sixty (60) days after the Effective Date. Class 5 Common Stock Equity Interest holders who execute and timely deliver a Release Document shall receive their Pro Rata Share of the Scenario A Allocated New Common Stock or Scenario B Allocated New Common Stock, as the case may be, by the later of (i) thirty (30) days after the Effective Date or (ii) thirty (30) days after execution and timely delivery of a Release Document to the Reorganized Debtor. Any portion of the Scenario A Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be cancelled. Any portion of the Scenario B Allocated New Common Stock not allocated pursuant to the procedures and timeframe above shall be returned to the Lenders.

The distribution of the New Common Stock in the Reorganized Debtor to or by holders of Common Stock Equity Interests shall be in full satisfaction, settlement, release and discharge of, and in exchange for, such Equity Interests.

5.6         Class 6: Other Equity Interests

(a)          Classification: Class 6 consists of all other Equity Interests in the Debtor that are not Allowed Class 5 Common Stock Equity Interests and that are evidenced by any share certificate or other instrument, whether or not transferable or denominated "stock", or similar security, as well as any Claim against the Debtor that is pari passu with or has the same priority as Common Stock Equity Interests. Other Equity Interests in Class 6 shall include any warrant or right (including a right to convert) to purchase or subscribe to any ownership interest in the Debtor and any right of redemption in respect of any Equity Interest. Class 6 includes all Allowed Claims arising under section 510(b) of the Code (including Claims for indemnity based on such Allowed Claims) and all Allowed Claims arising from the rejection of agreements granting such Class 6 Other Equity Interests (to the extent, if any, that they constitute executory contracts.

(b)         Treatment: Class 6 Other Equity Interests are impaired. The Plan classifies Class 6 Other Equity Interests as an impaired class that is not entitled to vote to accept or reject the Plan, and is deemed to have rejected the Plan. Holders of Allowed Class 6 Other Equity Interests shall receive or retain no property or distributions on account of such Allowed Other Equity Interests.

ARTICLE VI
MEANS FOR IMPLEMENTATION OF THE PLAN

6.1         Continued Corporate Existence

Except as otherwise provided in the Plan, the Reorganized Debtor will continue to exist after the Effective Date as a corporate entity, with all of the powers of a corporation under applicable law in the jurisdiction in which the Debtor is incorporated and pursuant to its amended and restated corporate charter, bylaws and any related organizational documents, reflecting either a Successful Capital Raise or an Unsuccessful Capital Raise, as applicable, substantially in the forms to be included in the Plan Supplement.

6.2         Management and Board of Directors

Scenario A: In the event of a Successful Capital Raise, the Reorganized Debtor shall have five board members, whose names will be disclosed in the Plan Supplement. The Debtor will select (i) executive officers for the Reorganized Debtor and (ii) four board members of such board. Lenders will have sole discretion but not the obligation to select one of the board members. David Jorden shall be designated by the Debtor as Chief Executive Officer and a director of the Reorganized Debtor. The compensation of the board members and David Jorden will be disclosed in the Plan Supplement.

Scenario B: In the event of an Unsuccessful Capital Raise, the Reorganized Debtor shall have five board members and the Lenders will have sole discretion to select all board members and executive officers of the Reorganized Debtor.

The identities of the proposed members of the Reorganized Debtor’s board and the proposed executive officers of the Reorganized Debtor under Scenario A and Scenario B shall be disclosed in the Plan Supplement. All existing members of the Debtor’s board of directors shall be deemed to have resigned as of the Effective Date and be replaced by the newly selected members, except to the extent that any existing members of the Debtor’s board of directors are invited to continue service in such role and accept such invitation. The Debtor shall disclose in the Plan Supplement the identity of any insider that will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such insider, in sufficient time to satisfy the disclosure obligations in section 1129(a)(5) of the Bankruptcy Code.

The Reorganized Debtor shall have a President and any such other officers as the board of directors may determine. The President may be a board member. The President’s compensation shall be negotiated by the President and the board and shall be disclosed in the Plan Supplement.

6.3         Limitations while Preferred Equity is outstanding

In Scenario A, while the Preferred Equity to be issued to the Lenders is outstanding, the Reorganized Debtor will not be entitled to (i) make any dividends, distributions or other payments to holders of New Common Stock in respect of their New Common Stock or (ii) incur any debt other than (A) ordinary course indebtedness attendant to its business purpose and (B) other debt solely for working capital in an aggregate amount not to exceed $3,000,000 and otherwise on terms acceptable to a supermajority of the Preferred Equity interests (which acceptance shall not be unreasonably withheld). The full terms of the Preferred Equity will be set forth in the amended and restated corporate charter, bylaws and any related organizational documents of the Reorganized Debtor, as set forth in the Plan Supplement.

6.4         Post-Effective Date rights and operations

In either Scenario A or Scenario B, the Reorganized Debtor, among other things, may (a) sell, lease, license, and/or dispose of any of the assets in the ordinary course of business (other than the Causes of Action); (b) institute, prosecute, settle, compromise, abandon or release all Causes of Action; (c) prosecute objections to claims filed against the Debtors (subject to Section 6.5 hereof); (d) make distributions to the holders of allowed Claims in accordance with the Plan; (e) perform administrative services related to the implementation of the Plan; and (f) employ attorneys and other professionals, to assist in fulfilling the Reorganized Debtor’s obligations under the Plan and Code.

6.5         Unsecured Creditor Oversight Committee

To the extent the total amount of the General Unsecured Claims Filed against the Debtor’s estate exceeds $2.25 million, the Reorganized Debtor shall fund and pay for the costs and expenses of an Unsecured Creditor Oversight Committee, not to exceed $125,000, which Committee shall have the right to: (i) review and reconcile all General Unsecured Claims filed against the Debtor’s estate; (ii) object to the allowance of any General Unsecured Claim asserted against the Debtor’s estate; and (iii) retain Professionals. The Unsecured Creditor Oversight Committee shall consist of one representative from the Reorganized Debtor and two (2) representatives appointed by the Committee. In the event that total Allowed General Unsecured Claims are reduced below $2.25 million, whether due to successful objections or otherwise, then the Unsecured Creditor Oversight Committee shall immediately be disbanded, and only reasonable costs and expenses incurred to that date shall be permitted.

6.6         The Closing

The Closing of any transactions required and contemplated under the Plan shall take place on the Effective Date at the offices of Dentons US LLP, 1221 Avenue of the Americas, New York, NY 10020, or at such other place identified in a notice provided to those parties listed in Section 13.16 of the Plan. The Debtor may reschedule the Closing by making an announcement at the originally scheduled Closing of the new date for the Closing. A notice of the rescheduled Closing shall be filed with the Bankruptcy Court and served on the parties identified in Section 13.12 of the Plan within two (2) days after the originally scheduled Closing. All documents to be executed and delivered by any party as provided in this Article VI and all actions to be taken by any party to implement the Plan as provided herein shall be in form and substance reasonably satisfactory to the Debtor and Lenders.

6.7         Preservation of Claims, Rights, and Causes of Action

Subject to Section 11 hereof, the Reorganized Debtor shall retain and shall have the exclusive right to enforce any and all claims, rights and Causes of Action. Unless any Claims against a Person are expressly waived, relinquished, exculpated, released, compromised, transferred or settled in the Plan or by a Final Order, then in accordance with section 1123(b) of the Bankruptcy Code the Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all retained Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.

6.8         Cancellation and Surrender of Instruments, Securities, and Other Documentation

On the Effective Date, except as otherwise expressly provided in the Plan, all instruments, securities, and other documentation or agreements representing or giving rise to Claims against or Equity Interests in the Debtor (including any rights to acquire Equity Interests in the Debtor) shall be deemed canceled and of no further force or effect, without any further action on the part of the Bankruptcy Court or any Person. Further, on the Effective Date, all outstanding Equity Interests shall be canceled on the books of the Debtor and the Reorganized Debtor and become settled and compromised solely as provided herein and, with respect to the Debtor or the Reorganized Debtor, in consideration of the right to participate in distributions provided by the Plan. The holders of such canceled instruments, securities, and other documentation shall have no rights arising from or relating to such instruments, securities, or other documentation.

The New Common Stock shall bear a new CUSIP number that is different from the CUSIP number for Existing Common Stock of the Debtor.

6.9         Short-Selling Bar Agreement by Recipients of New Common Stock

Solely in Scenario A (and not in Scenario B), to the extent enforceable under applicable law, and subject to the right of the board of directors of the Reorganized Debtor to waive the requirements of this Short-Selling Bar Agreement, upon receipt of shares of New Common Stock as provided hereunder, said recipients shall be deemed to have affirmatively covenanted to the following Short-Selling Bar Agreement and to be bound by its terms:

This Short-Selling Bar Agreement shall serve as the promise and agreement by the recipient of New Common Stock in connection with the Plan to refrain from engaging in "short sales" of New Common Stock for a period of five (5) years following the Effective Date.  For purposes of this Short Selling Bar Agreement, "short sales" are defined as orders by a Person to its broker or agent to sell presently a specified number of New Common Stock held by the broker or agent in return for the Person's promise to replace the New Common Stock sold at a later date. The proceeds of the sale are held by the broker or agent pending receipt of the shares promised by the seller.

The prohibition contained in this Short Selling Bar Agreement extends to (i) "naked" shorts sales, which are short sales of New Common Stock which the seller does not presently hold and are completed by covering through a market purchase of the shares due, and (ii) short sales "against the box," which are short sales of New Common Stock shares which the seller does presently hold, which are either covered by a market purchase (as with the "naked short") or by delivering the shares held against the shares due.

The recipient of any New Common Stock under the Plan further acknowledges and agrees in this Short Selling Bar Agreement that in the event of its breach of this Short Selling Bar Agreement, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the recipient acknowledges and agrees that, in addition to other rights and remedies existing in its favor, the Reorganized Debtor may apply to the Bankruptcy Court or to any other court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

6.10       Legend Against Short-Selling Against Shares of New Common Stock

Solely in Scenario A (and not in Scenario B), and to the extent enforceable under applicable law, and subject to the right of the board of directors of the Reorganized Debtor to waive this requirement, all shares of New Common Stock issued under the Plan shall bear a restrictive legend that prohibits for five (5) years from the Effective Date the use of the issued shares by the holder thereof for purposes of covering a short sale by the holder or any other Person designated by the holder or who maintains the New Common Stock on behalf of the holder.

6.11.     Modification of Sections 6.09 and 6.10 to Comport With Bankruptcy Court Rulings

In the event the Bankruptcy Court declines to confirm the Plan because of any or all of the provisions of Section 6.9 or 6.10, such provisions shall be deemed modified to comport with any such ruling by the Bankruptcy Court; provided, however, if the Bankruptcy Court rules that any such modifications would require a resolicitation of votes or will otherwise delay confirmation of the Plan, such provisions will be deemed deleted from the Plan.

ARTICLE VII
PROVISIONS GOVERNING RESOLUTION OF CLAIMS AND EQUITY
INTERESTS AND DISTRIBUTIONS OF PROPERTY UNDER THE PLAN

7.1         Right to Object to Claims

The Debtor, Reorganized Debtor and the Unsecured Creditor Oversight Committee (to the extent created) shall examine all Claims and (except as to any Claims of the Lenders) will have the right, authority, power and discretion to: (i) file objections to the allowance, priority and classification of all Claims; (ii) litigate to judgment, settle or withdraw objections to Claims without any notice or approval of any other party or the Bankruptcy Court; and (iii) request that the Bankruptcy Court estimate any claim pursuant to 11 U.S.C. § 502(c). The deadline to file objections to Claims shall be sixty (60) days after the Effective Date, which date may be extended by the Reorganized Debtor by order of the Bankruptcy Court, upon motion on notice.

7.2         Deadline for Responding to Claim Objections

Within thirty (30) days after service of an objection, or such other date as is indicated on such objection or the accompanying notice thereof, the Creditor whose Claim was objected to must file a written response to the objection with the Bankruptcy Court and serve a copy on the Reorganized Debtor and, if applicable, the Unsecured Creditors Oversight Committee. Absent order of the Court to the contrary, failure to file a written response within the 30-day time period shall constitute a waiver and release of that portion of the subject Claim that was subject to the objection, and shall cause the Bankruptcy Court to grant the relief requested in the claim objection.

7.3         Right to Request Estimation of Claims

The Debtor or the Reorganized Debtor may at any time request that the Bankruptcy Court estimate any contingent and/or unliquidated claims pursuant to section 502(c) of the Bankruptcy Code or other applicable law regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during the pendency of litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent and/or unliquidated claim, such estimated amount shall constitute either (a) the Allowed amount of such Claim, (b) the amount on which a reserve is to be calculated for purposes of any reserve requirement to this Plan or (c) a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or the Reorganized Debtor (or the Unsecured Creditors Oversight Committee) may pursue supplementary proceedings to object to the allowance of such Claim. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.4         Distribution Procedures Regarding Allowed Claims and Allowed Common Stock Equity Interests

(a)         In General

The Reorganized Debtor shall make all Distributions required to be made under the Plan. The funds necessary to make Distributions on Allowed Claims will be made through the operations of the Reorganized Debtor, through funding via the Successful Capital Raise, or, in the event of an Unsuccessful Capital Raise, through loans or capital infusions by the Lenders (with Distributions on account of General Unsecured Claims coming from amounts funded in the Class 4 Escrow in accordance with Section 5.4 hereof).

(b)         Distributions on Allowed Claims and Allowed Common Stock Equity Interests Only

Distributions shall be made only to the holders of Allowed Claims and Allowed Common Stock Equity Interests to the extent and in the manner provided in this Plan. Until a Disputed Claim becomes an Allowed Claim, the holder of that Disputed Claim shall not receive a Distribution. Only holders of Allowed Common Stock Equity Interests as of the Record Date shall receive distributions of New Common Stock under the Plan.

(c)         Place and Manner of Payments of Distributions on Allowed Claims

Except as otherwise specified in the Plan, Distributions on Allowed Claims shall be made by mailing such Distributions to the Creditor at the address listed in any proof of claim filed by the Creditor or at such other address as such Creditor shall have specified for payment purposes in a written notice received by the Debtor or the Reorganized Debtor at least twenty (20) days before a Distribution Date. If a Creditor has not filed a proof of claim or sent the Debtor or the Reorganized Debtor a written notice of payment address, then the Distribution(s) for such Creditor will be mailed to the address identified in the Schedules of Assets and Liabilities. The Debtor or the Reorganized Debtor shall distribute any Cash by wire, check, or such other method as it deems appropriate under the circumstances. Before receiving any Distributions, all Creditors must provide written notification of their respective Federal Tax Identification Numbers or Social Security Numbers to the Debtor or the Reorganized Debtor. The Debtor or the Reorganized Debtor may suspend Distributions to any Creditors who have not provided their Federal Tax Identification Numbers or Social Security Numbers.

(d)         Undeliverable Distributions

If any Distribution made on account of Allowed Claims or Allowed Common Stock Equity Interests is returned as undeliverable, the Debtor or the Reorganized Debtor shall use reasonable efforts to determine such recipient’s then current address. If the Debtor or the Reorganized Debtor cannot determine, or is not notified of, a recipient’s then current address within six months after the Effective Date, the Distribution reserved for such recipient shall be deemed an unclaimed Distribution and Section 7.4(e) of the Plan shall be applicable thereto.

(e)         Unclaimed Distributions

If the current address for a recipient entitled to a Distribution under the Plan on account of Allowed Claims or Allowed Common Stock Equity Interests has not been determined within six months after the Effective Date or such recipient has otherwise not been located or submitted a valid Federal Tax Identification Number or Social Security Number to the Debtor or the Reorganized Debtor, then such recipient (i) shall no longer be a holder of an Allowed Claim or Allowed Common Stock Equity Interest, as the case may be and (ii) shall be deemed to have released such Allowed Claim or Allowed Common Stock Equity Interest. Any unclaimed distribution of the Scenario A Allocated New Common Stock shall be cancelled. Any unclaimed distributions of Scenario B Allocated New Common Stock shall be returned to the Lenders.

(f)         Withholding

The Debtor or the Reorganized Debtor may at any time withhold from a Distribution to any Person (except the Internal Revenue Service) amounts sufficient to pay any tax or other charge that has been or may be imposed on such Person with respect to the amount distributable or to be distributed under the income tax laws of the United States or of any state or political subdivision or entity by reason of any Distribution provided for in the Plan, whenever such withholding is determined by the Debtor or the Reorganized Debtor to be required by any law, regulation, rule, ruling, directive, or other governmental requirement. The Debtor or the Reorganized Debtor may enter into agreements with taxing or other authorities for the payment of such amounts that may be withheld in accordance with the provisions of this section.

7.5         Use of DIP Loan Proceeds

Any proceeds drawn under the DIP Loan Agreement and unspent on the Effective Date may be used to pay Allowed Administrative Expenses, Allowed Professional Fee and Expense Claims and Ordinary Course Administrative Liabilities contained in the Budget and which are past due or were not yet due and payable pursuant to the terms relating to such obligations (including allowance of such Professional Fees). Subject to the provision in Section 4.1(c) that a Professional may seek payment above the amount budgeted to such Professional in the Budget if there are other non-Lender designated professional fee amounts available in the Budget not used by such non-Lender professionals or not otherwise allowed to such non-Lender professionals by the Bankruptcy Court, in the event of a Successful Capital Raise, any such unspent proceeds on the Effective Date which will not be spent because the obligation in the Budget will not be incurred (e.g., the unused amount of Lender Professional Fees) shall be returned to the Lender on the Effective Date and applied to reduce the DIP Loan balance and, accordingly, shall reduce the amount of the Preferred Equity to be distributed to Lenders pursuant to the treatment provided for Class 1 under the Plan. In the event of an Unsuccessful Capital Raise, such unspent proceeds may be used to pay Allowed Administrative Expenses, Allowed Professional Fee and Expense Claims and Ordinary Course Administrative Liabilities contained in the Budget and any other obligations due and payable under the Plan on or about the Effective Date.

7.6         No Interest on Claims

Except as set forth in the Plan or in a Final Order of the Bankruptcy Court entered in the Case, no holder of any Claim will be entitled to interest accruing after the Petition Date on such Claim, nor to fees, costs or charges provided under any agreement under which such Claim arose and that were incurred after the Petition Date. Unless otherwise specifically provided for in this Plan or as otherwise required by sections 506(b), 511 or 1129(a)(9)(C)-(D) of the Bankruptcy Code, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final Distribution is made when and if such Disputed Claim becomes and Allowed Claim.

7.7         Distributions Only On Allowed Claims

No payments of Cash or other consideration of any kind will be made on account of any Disputed Claim until such Claim becomes an Allowed Claim or is deemed to be such for purposes of distribution, and then only to the extent that the Claim becomes, or is deemed to be for distribution purposes, an Allowed Claim.

7.8         Record Date For Distributions

As of the close of business on the Record Date, the various transfer registers for each of the Classes of Claims or Common Stock Equity Interests as maintained by the Debtor shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Equity Interests occurring on or after the Record Date. Except as to Claims transferred in strict accordance with Section 13.15 hereof, the Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer of any Claims or Equity Interests occurring after the Record Date.

7.9         Fractional Securities

Notwithstanding any other provision of the Plan, only whole numbers of shares of New Common Stock shall be issued. As a result, if the calculated distribution on account of Allowed Equity Interests based upon the record holders thereof on the Record Date would otherwise result in the issuance to any Person of a number of shares of New Common Stock that is not a whole number, then the actual distribution of such New Common Stock shall be rounded down to the nearest lower number. No consideration shall be provided in lieu of fractional shares of New Common Stock that are rounded down. Any surplus of fractional shares of New Common Stock existing as a result of the rounding process shall be retained by the Reorganized Debtor as treasury stock.

ARTICLE VIII
EXECUTORY CONTRACTS

8.1         Assumption of, or Assumption and Assignment of, Executory Contracts

On the Effective Date, subject to resolution of any objections, all Executory Contracts identified on the Schedule of Assumed Contracts and Unexpired Leases, attached hereto as Exhibit B, shall be deemed assumed by the Reorganized Debtor or where indicated assumed and assigned. All counterparties to contracts to be assigned, including the Arthrex Agreement, were notified of such assignment by service of the Plan, Disclosure Statement and related documents and by a Cure Notice, on or before April 1, 2016. If any additional contracts to be assigned are added after April 1, 2016, the Reorganized Debtor shall provide notice to any affected contract counterparty(ies) of the proposed assignment, and such affected contract counterparty(ies) shall have fifteen (15) days from service (if served by overnight mail or hand delivery, otherwise thirty (30) days from service) to object to such assignment on the basis of lack of adequate assurance of performance by the assignee. The Debtor may amend the Schedule of Assumed Contracts and Unexpired Leases through the deadline to file the Plan Supplement. Entry of the Confirmation Order shall constitute approval of the assumption of, or assumption and assignment of, such Executory Contracts under sections 365 and 1123 of the Bankruptcy Code, including, in Scenario A or Scenario B, the assumption and assignment of the Arthrex Agreement to a designee of Lenders.

8.2         Rejection of Executory Contracts

All Executory Contracts not identified on the Schedule of Assumed Contracts and Unexpired Leases (or assumed by the Debtor previously) shall be deemed rejected on the Effective Date. Entry of the Confirmation Order shall constitute approval of such rejections under sections 365 and 1123 of the Bankruptcy Code.

8.3         Procedures Related to Assumption of Executory Contracts

Scenario A: In the event of a Successful Capital Raise, the Debtor, in consultation of the Lenders, will determine which Executory Contracts identified on the Schedule of Assumed Contracts and Unexpired Leases, attached hereto as Exhibit B (which schedule may be amended as set forth in any Plan Supplement), shall be assumed by the Reorganized Debtor on the Effective Date of the Plan.

Scenario B: In the event of an Unsuccessful Capital Raise, Lenders will determine which Executory Contracts identified on the Schedule of Assumed Contracts and Unexpired Leases, attached hereto as Exhibit B (which schedule may be amended as set forth in any Plan Supplement), shall be assumed by the Reorganized Debtor on the Effective Date of the Plan.

(a)         Establishment of Cure Claim Amounts

The Cure Amounts associated with the assumption of the Executory Contracts pursuant to Section 8.1 of the Plan are specified in the Modified list of the Executory Contracts, and the Cure Amount relating to each Executory Contract identified, set forth in the Plan Supplement.

For all parties served with a cure notice substantially in the form attached as Exhibit E (the "Cure Notice") to the Order (I) Conditionally Approving The Disclosure Statement; (II) Scheduling A Combined Hearing For Final Approval Of The Disclosure Statement And Confirmation Of The Plan; (III) Approving Procedures And Deadlines Concerning Executory Contracts And Unexpired Leases; (IV) Approving Solicitation Packages And Procedures; And (V) Approving The Form Of Ballots [Docket No. 252] by April 1, 2016, then objections to assumption, assumption and assignment, or to the cure amount, or to lack of adequate assurance (collectively, the “Assumption Objections”) must have been filed with the Court by April 20, 2016 at 4:00 p.m.

For all parties served with notice by April 15, 2016 that an executory contract or unexpired lease became a Designated Contract by its addition either prior to the filing of or as part of the Plan Supplement, such counterparty may raise an Assumption Objection at the Combined Hearing.

(b)         Objection to Disputed Cure Amounts

The Reorganized Debtor shall have the right to examine any Objection to Cure Amount filed by any party, and shall have the right to object to and contest the Disputed Cure Amount asserted therein.

If the Debtor determines to reject an executory contract or unexpired lease that was previously identified as a Designated Contract, whether prior to filing of, or in, the Plan Supplement, whether or not such contract or lease is designated as rejected in the Plan Supplement, the Debtor will serve a notice of rejection on the affected party. Such notice will (a) attach a proof of claim form, and (b) indicate the date by which a rejection-damages claim must be filed, which date shall be not be earlier than 30 days after service of such notice.

Any Assumption Objections that solely relate to the Cure Costs proposed by the Debtor and which cannot be consensually resolved by the parties before the Combined Hearing, will not be heard at the Combined Hearing, and will instead be scheduled to be heard at the next omnibus hearing date in this chapter 11 case, and the Executory Contract that is the subject of such Assumption Objection that is based solely on the proposed Cure Cost shall be deemed assumed by the Reorganized Debtor on the Effective Date.

For the avoidance of doubt, any other matters relating to Assumption Objections will be heard at the Combined Hearing, unless continued. Any Assumption Objections with respect to Designated Contracts first identified as such on April 15, 2016 must be made either in writing before the commencement of the Combined Hearing or orally at the Combined Hearing.

If no Assumption Objection is timely filed or raised with respect to a Designated Contract, the counterparty to such Designated Contract shall be deemed to have consented to the assumption of, or assumption and assignment of, the Designated Contract and the Cure Costs proposed by the Debtor and shall be forever enjoined and barred from seeking any additional amount(s) on account of the Debtor’s cure obligations under section 365 of the Bankruptcy Code or otherwise from the Debtor, its estate, or the Reorganized Debtor; provided, however, that the counterparty to such Designated Contract may seek additional amount(s) on account of any defaults occurring between the date of the Cure Notice and the occurrence of the Effective Date of the Plan.

If any outstanding Assumption Objection remains unresolved following the Combined Hearing, the Debtor’s right is reserved to, subject to the terms of the Plan, reject the Designated Contract that is the subject of such Assumption Objection, at any time prior to entry of an order of the Court authorizing the assumption of, or assumption and assignment of, such Designated Contract.

In the event of any dispute regarding the assumption of, or assumption and assignment of, any executory contract or unexpired lease, including, without limitation, as to whether a contract or lease is executory or unexpired or any other matter relating to assumption of, or assumption and assignment of the contract or lease, the right of the Debtor or the Reorganized Debtor, as applicable, to assume or reject such contract or lease will be extended until the date that is thirty (30) days after entry of a Final Order (as defined in the Plan) by the Court resolving such dispute.

The Reorganized Debtor may revoke an assumption of any such Executory Contract within ten (10) business days after entry of an order by the Bankruptcy Court adjudicating the objection to the Disputed Cure Amount related to the Executory Contract by filing a notice of such revocation with the Bankruptcy Court and serving a copy on the party(ies) whose Executory Contract is rejected. Any Executory Contract identified in a revocation notice shall be deemed rejected retroactively to the Effective Date.

(c)         Payment of Cure Amounts

Within ten (10) Business Days after the Effective Date, the Reorganized Debtor shall pay, in Cash, all Cure Amounts related to Executory Contracts listed on the Schedule of Assumed Contracts and Unexpired Leases, other than Disputed Cure Amounts. Subject to the revocation rights described in Section 8.3(b) above, the Reorganized Debtor shall pay all Cure Amounts that are subject to an objection on the Effective Date within ten (10) days after entry of an order by the Bankruptcy Court resolving the objection or approving an agreement between the parties concerning the Cure Amount.

(d)         No Admission of Liability

Neither the inclusion nor exclusion of any Executory Contract on the Schedule of Assumed Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtor or any other party that any such contract or unexpired lease is in fact an Executory Contract or that the Debtor has any liability thereunder.

(e)         Reservation of Rights

Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor under any executory or non-executory contract or any unexpired or expired lease, nor shall any provision of the Plan increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor under any such contract or lease.

8.4         Rejection Claim Bar Date

Each Claim resulting from the rejection of an Executory Contract pursuant to Section 8.2 of the Plan shall be filed with the Bankruptcy Court no later than the Rejection Claim Bar Date; provided, however, any party whose Executory Contract is rejected pursuant to a revocation notice pursuant to Section 8.3(b) above may file a rejection damage Claim arising out of such rejection within thirty (30) days after the filing of the revocation notice with the Bankruptcy Court. The Reorganized Debtor shall serve a notice of the Rejection Claim Bar Date on all known parties to a rejected contract, which notice may be included in the notice of the occurrence of the Effective Date.

If the Debtor determines to reject an executory contract or unexpired lease that was previously identified as a Designated Contract, whether prior to filing of, or in, the Plan Supplement, whether or not such contract or lease is designated as rejected in the Plan Supplement, the Debtor will serve a notice of rejection on the affected party. Such notice will (a) attach a proof of claim form, and (b) indicate the date by which a rejection-damages claim must be filed, which date shall be not be earlier than 30 days after service of such notice.

Except as otherwise ordered by the Court, any Claim resulting from the rejection of an Executory Contract not filed by the applicable deadline shall be discharged and forever barred, and shall not be entitled to any Distributions under the Plan. The Reorganized Debtor shall have the right to object to any rejection damage Claim.

Any Allowed Claims arising from rejection of executory contracts and unexpired leases will be treated and paid as Allowed General Unsecured Claims.

ARTICLE IX
EFFECT OF REJECTION BY ONE OR MORE CLASSES

9.1         Impaired Classes Entitled to Vote

Each impaired Class shall be entitled to vote separately to accept or reject the Plan, unless deemed to have rejected the Plan. A holder of a Disputed Claim which has not been temporarily allowed for purposes of voting on the Plan may vote only such Disputed Claim in an amount equal to the portion, if any, of such Claim shown as fixed, liquidated, and undisputed in the Debtor’s Schedules of Assets and Liabilities.

9.2         Acceptance by Class of Claims

A Class of Claims shall have accepted the Plan if the Plan is accepted by at least two thirds (2/3) in amount and more than one half (1/2) in number of the Allowed Claims of such Class that have voted to accept or reject the Plan.

9.3         Reservation of Cramdown Rights

In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a) of the Bankruptcy Code, the Debtor reserves the right to request that the Bankruptcy Court confirm the Plan in accordance with the provisions of the section 1129(b) of the Bankruptcy Code.

ARTICLE X
EFFECT OF CONFIRMATION

10.1       Legally Binding Effect

On the Effective Date, the provisions of the Plan shall bind all holders of Claims and Equity Interests, whether or not they accept the Plan and wherever located. On and after the Effective Date, all holders of Claims and Equity Interests shall be precluded and enjoined from asserting any Claim or Equity Interest against the Debtor or its assets or properties based on any transaction or other activity of any kind that occurred prior to the Confirmation Date except as permitted under the Plan.

10.2       Vesting of Property of Debtor in Reorganized Debtor

On the Effective Date, except as otherwise expressly provided in the Plan or Confirmation Order, all Estate Property, including any “net operating losses” or similar tax attributes, shall vest in the Reorganized Debtor free and clear of all Liens, Claims, and encumbrances of any kind.

ARTICLE XI
INJUNCTIONS, RELEASES, AND DISCHARGE

11.1       Compromise and Settlement of Claims, Interests, and Controversies

The provisions of the Plan incorporate the terms of a settlement among the Debtor, the Lenders, the Committee, and the Ad Hoc Committee, as detailed in that certain Chapter 11 Plan Term Sheet (the “Term Sheet”) attached as Exhibit B to that certain Waiver and First Amendment to Senior Secured, Super Priority Debtor-in-Possession Credit Agreement annexed to the Final DIP Order. In the event of any conflict between the Term Sheet and this Plan, the provisions of this Plan shall be controlling.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits and consideration provided by the Debtor and/or by Lenders pursuant to the Plan, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete settlement, compromise, and release, effective as of the Effective Date, of Claims, Equity Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, including, but not limited to, all known or unknown liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability to the extent such Claims or Interests relate to services performed by employees of the Debtor before the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of Claim or proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (b) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the settlement, compromise, and release of all Claims and Interests, subject to the Effective Date occurring.

Notwithstanding any provision in the Plan to the contrary, and consistent with the provisions of the Final DIP Order, and the agreement of the Committee and the Ad Hoc Committee that any rights they may have under the Final DIP Order or otherwise to assert a Challenge, as that term is defined in paragraph 24 of the Final DIP Order, will expire upon the occurrence of the Effective Date, and the Challenge Deadline having expired as to all other parties in interest on April 12, 2016 without any such Challenge having been filed, and in furtherance of the agreements and settlements contained in this Plan, upon the occurrence of the Effective Date, all of the agreements, stipulations, waivers and releases provided by the Debtors with respect to Lenders’ liens and claims arising under the Deerfield Facility Agreement and related documents as set forth in the Final DIP Order including the Debtor’s Stipulations (as such term is defined in the Final DIP Order) shall be final and binding on all persons and parties in interest, including, without limitation, the Committee, the Ad Hoc Committee, and any trustee who may be appointed in the Debtor’s bankruptcy case, and the Challenge Period provided and defined in paragraph 24 of the Final DIP Order shall be deemed to have expired on the Effective Date and any Challenge that may be pending on the Effective Date shall be dismissed with prejudice and the persons or parties in interest that commenced such Challenge shall promptly take all actions and execute, deliver and file all documents and pleadings necessary to effect such dismissal.

11.2       Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released, settled, and compromised and all rights, titles, and interests of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall revert to the Debtor and the Reorganized Debtor, as applicable, and their successors and assigns.

11.3       Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtor reserves the right for the Debtor or the Reorganized Debtor, as applicable, to re-classify any Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

11.4       Debtor Release

On the Effective Date of the Plan and to the fullest extent authorized by applicable law, the Debtor Released Parties and their respective property will be expressly, unconditionally, generally and individually and collectively released and acquitted by the Debtor on behalf of itself, its Estate, and the Reorganized Debtor (such that the Reorganized Debtor will not hold any Claims or causes of action released pursuant to this Section 11.4), for the good and valuable consideration provided by or on behalf of each of the Debtor Released Parties, from any and all actions, claims, debts, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtor or its Estate, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, contract, tort or otherwise, by statute, violations of federal or state securities laws or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtor, any of the Debtor’s present or former assets, the Debtor Released Parties’ interests in or management of the Debtor, the Plan, the Disclosure Statement, this Bankruptcy Case, or any restructuring of Claims or Equity Interests undertaken prior to the Effective Date, including those that the Debtor or the Reorganized Debtor would have been legally entitled to assert or that any holder of a Claim against or Equity Interest in the Debtor or any other entity could have been legally entitled to assert derivatively or on behalf of the Debtor or its Estate, provided, however, that the foregoing “Debtor Release” shall (i) not operate to waive or release any Claims or Causes of Action of the Debtor or its Estate against a Debtor Released Party arising under a contract entered into by the Debtor during the pendency of the Bankruptcy Case or assumed pursuant to the Plan; and (ii) only apply to any Exculpated Party for all actions, omissions and occurrences to, through and including the Petition Date (following which any such Exculpated Party is entitled to the exculpation provisions set forth herein).

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (1) in exchange for the good and valuable consideration provided by the Debtor Released Parties; (2) a good-faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtor’s Estate; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar against any of the Debtor’s Estate or the Reorganized Debtor asserting any Claim or Cause of Action released pursuant to the Debtor Release.

11.5       Third Party Release

On the Effective Date of the Plan and to the fullest extent authorized by applicable law, the Releasing Parties shall be deemed to have expressly, unconditionally, generally and individually and collectively, released and acquitted the Third Party Released Parties and their respective property (including the Third Party Released Parties’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, direct and indirect equity holders, members, partners (general and limited), employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals) from any and all actions, claims, interests, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that such Releasing Parties (whether individually or collectively) ever had, now have or hereafter can, shall or may have, based on or relating to, or in any manner arising from or related in any way to the Debtor, any of the Debtor’s present or former assets, the Third Party Released Parties’ interests in the Debtor, management of the Debtor, the business or contractual arrangements between the Debtor and any Released Party, the Plan, the Disclosure Statement, this Bankruptcy Case, or any restructuring of Claims or Equity Interests undertaken prior to the Effective Date, including those that the Debtor or the Reorganized Debtor would have been legally entitled to assert or that any holder of a Claim against or Equity Interest in the Debtor or any other entity could have been legally entitled to assert derivatively or on behalf of the Debtor or its Estate. For the avoidance of doubt, the Releasing Parties shall include (a) the Third Party Released Parties, (b) all holders of Claims that (i) vote to accept the Plan, and (ii) do not affirmatively opt out of this “Third Party Release” provided by this section 11.5 of the Plan pursuant to a duly executed Ballot, and (c) any holders of Equity Interests or other person that executes and timely delivers a Release Document to the Debtor or the Reorganized Debtor no later than sixty (60) days after the Effective Date.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to bankruptcy rule 9019, of the Third Party Release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (1) consensual; (2) in exchange for the good and valuable consideration provided by the Third Party Released Parties; (3) a good-faith settlement and compromise of the Claims released by the Third Party Release; (4) in the best interests of the Debtor and all holders of Claims and Equity Interests who consent to provide such Third Party Release; (5) fair, equitable, and reasonable; (6) given and made after due notice and opportunity for hearing; and (7) a bar to any of the Releasing Parties asserting any Claim released pursuant to the Third Party Release.

Notwithstanding any language to the contrary herein, no provision shall release any non-Debtor, including any current and/or former officer and/or director of the Debtor and/or any non-Debtor included in the Third Party Released Parties, from liability to the United States Securities and Exchange Commission, in connection with any legal action or claim brought by such governmental unit against such person(s).

11.6       Exculpation

The Exculpated Parties shall neither have, nor incur any liability to any entity for any postpetition act taken or omitted to be taken through the Effective Date, in connection with the Bankruptcy Case, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, or implementing the Plan or consummating the Plan, the Disclosure Statement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring or liquidation of the Debtor. Without limiting the foregoing “Exculpation” provided under this section 11.6, the rights of any holder of a Claim or Equity Interest to enforce rights arising under the Plan shall be preserved, including the right to compel payment of distributions in accordance with the Plan; provided, that the foregoing “Exculpation” shall have no effect on the liability of any entity solely to the extent resulting from any such act or omission that is determined in a final order to have constituted gross negligence or willful misconduct; provided, further, that nothing herein shall prevent each Exculpated Party from asserting as a defense that the Exculpated Party relied in good faith upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, the Plan or any other related document, instrument, or agreement.

11.7       Injunction

Except as otherwise provided in the Plan or the Confirmation Order, all entities who have held, hold, or may hold Claims, Equity Interests, causes of action, or liabilities that: (1) are subject to compromise and settlement pursuant to the terms of the Plan; (2) have been released pursuant to Section 11.4 hereof; (3) have been released pursuant to Section 11.5 hereof; (4) are subject to Exculpation pursuant to article Section 11.6 hereof; or (5) are otherwise stayed or terminated pursuant to the terms of the Plan, are permanently enjoined and precluded, from and after the Effective Date, from: (a) commencing or continuing in any manner any action or other proceeding of any kind, including on account of any Claims, Equity Interests, causes of actions, or liabilities that have been compromised or settled against the Debtor or the Reorganized Debtor, or any entity so released or exculpated (or the property or estate of any entity, directly or indirectly, so released or exculpated) on account of or in connection with or with respect to any released, settled, compromised, or exculpated claims, equity interests, causes of action, or liabilities; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against the Debtor or the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, Equity Interests, causes of action, or liabilities; (c) creating, perfecting, or enforcing any lien, claim, or encumbrance of any kind against the Debtor or the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, Equity Interests, causes of action, or liabilities; (d) asserting any right of setoff or subrogation of any kind against any obligation due from the Debtor or any entity so released or exculpated (or the property or Estate of the Debtor or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, Equity Interests, causes of action, or liabilities unless to the extent permitted by law such setoff was exercised pre-petition, or such entity has timely asserted such setoff or subrogation right prior to confirmation in a document filed with the Bankruptcy Court explicitly preserving such setoff or subrogation; and (e) commencing or continuing in any manner any action or other proceeding of any kind against the Debtor or the Reorganized Debtor, or any entity so released or exculpated (or the property or Estate of the Debtor or any entity so released or exculpated) on account of or in connection with or with respect to any such released, settled, compromised, or exculpated Claims, Equity Interests, causes of action, or liabilities released, settled, or compromised pursuant to the Plan; provided that nothing contained in the Plan shall preclude an entity from obtaining benefits directly and expressly provided to such entity pursuant to the terms of the Plan; provided, further, that nothing contained in the Plan shall be construed to prevent any entity from defending against claims objections or collection actions whether by asserting a right of setoff or otherwise to the extent permitted by law or assert a defense of setoff to any action brought by a party other than the Debtor.

11.8       Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan (including under this Article XI) expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in his favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to Claims which the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party. The releases contained in this Article XI are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

11.9       Setoffs

Except as otherwise provided in the Plan, prior to the Effective Date, the Debtor, and on and after the Effective Date, the Reorganized Debtor, pursuant to the Bankruptcy Code (including sections 553 and 558 of the Bankruptcy Code), applicable nonbankruptcy law, or as may be agreed to by the holder of a Claim or Interest, may set off against any Allowed Claim or Interest on account of any proof of Claim or proof of Interest or other pleading Filed with respect thereto prior to the combined hearing and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before any distribution is made on account of such Allowed Claim or Interest), any claims, rights, and Causes of Action of any nature that the Debtor’s Estate may hold against the holder of such Allowed Claim or Interest, to the extent such claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise), provided that the Debtor gives the holder of such Allowed Claim notice of the proposed setoff and the holder does not object to the proposed setoff within thirty days; provided further that if the holder of such Allowed Claim timely objects to the proposed setoff, such setoff may not be effectuated without prior approval of the Bankruptcy Court; provided that neither the failure to effect such a setoff nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by the Debtor or the Reorganized Debtor of any such claims, rights, and Causes of Action that the Debtor’s Estate may possess against such holder. In no event shall any holder of Claims or Interests be entitled to set off any Claim or Interest against any claim, right, or Cause of Action of the Debtor’s Estate unless such holder has timely Filed a proof of Claim (including any proof of Claim timely Filed by the Governmental Bar Date) with the Bankruptcy Court expressly preserving such setoff, and to the extent permitted by law, unless such setoff was effectuated pre-petition; provided that nothing in the Plan shall prejudice or be deemed to have prejudiced the Debtor’s or the Reorganized Debtor’s right to assert that any holder’s setoff rights were required to have been asserted by motion or pleading filed with the Bankruptcy Court prior to the Effective Date.

ARTICLE XII
RETENTION OF JURISDICTION

12.1       Bankruptcy Court Jurisdiction

Notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain and have such jurisdiction over the Bankruptcy Case to the maximum extent as is legally permissible, including, without limitation, for the following purposes:

(a)         To allow, disallow, determine, liquidate, classify or establish the priority or secured or unsecured status of or estimate any Right of Action, Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)         To ensure that Distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(c)         To determine any and all applications or motions pending before the Bankruptcy Court on the Effective Date of the Plan, including without limitation any motions for the rejection, assumption or assumption and assignment of any Executory Contract;

(d)         To consider and approve any modification of the Plan, remedy any defect or omission, or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order;

(e)         To determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of the Plan or any Plan Documents or any entity’s obligations in connection with the Plan or any Plan Documents, or to defend any of the rights, benefits, Estate Property transferred, created, or otherwise provided or confirmed by the Plan or the Confirmation Order or to recover damages or other relief for violations thereof;

(f)         To consider and act on the compromise and settlement of any claim or cause of action by or against the Debtor or the Reorganized Debtor;

(g)         To decide or resolve any and all applications, motions, adversary proceedings, contested or litigated matters, and any other matters, or grant or deny any applications involving the Debtor that may be pending on the Effective Date or that may be brought by the Reorganized Debtor, including claims arising under Chapter 5 of the Bankruptcy Code, or any other related proceedings by the Reorganized Debtor, and to enter and enforce any default judgment on any of the foregoing;

(h)         To issue orders in aid of execution and implementation of the Plan or any Plan Documents to the extent authorized by section 1142 of the Bankruptcy Code or provided by the terms of the Plan;

(i)         To decide issues concerning the federal or state tax liability of the Debtor which may arise in connection with the confirmation or consummation of the Plan or any Plan Documents;

(j)         To interpret and enforce any orders entered by the Bankruptcy Court in the Bankruptcy Case;

(k)         To enter an order closing this Bankruptcy Case;

(l)         To enter final judgment in any core proceeding referenced in 28 U.S.C. § 157(b) and to hear and resolve such proceedings in accordance with 28 U.S.C. § 157(c) and any and all related proceedings, including, without limitation, (i) all proceedings concerning disputes with, or Causes of Action or Claims against, any Person that the Debtor or the Reorganized Debtor or its successors or assigns, may have, and (ii) any and all Causes of Action or other Claims against any Person for harm to or with respect to (x) any Estate Property, including any infringement of intellectual property or conversion of Estate Property, or (y) any Estate Property liened or transferred by the Debtor to any other Person;

(m)         To determine all controversies, suits and disputes that may arise over the recovery of any Estate Property (or property transferred by the Debtor with Bankruptcy Court approval) from any Person wrongly asserting ownership, possession or control of the same, whether pursuant to sections 542, 543, 549, 550 of the Bankruptcy Code or otherwise, as well as to punish any violation of the automatic stay under section 362 of the Bankruptcy Code or any other legal rights of the Debtor under or related to the Bankruptcy Code; and

(n)         To enter any default judgment against any Person who has submitted himself or herself to the jurisdiction of the Bankruptcy Court.

12.2       Limitation on Jurisdiction

In no event shall the provisions of the Plan be deemed to confer in the Bankruptcy Court jurisdiction greater than that established by the provisions of 28 U.S.C. §§ 157 and 1334, as well as the applicable circumstances that continue jurisdiction for defense and enforcement of the Plan and Plan Documents. For the avoidance of doubt, however, the Court shall have jurisdiction to the maximum extent legally permissible.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1       Conditions to Confirmation

The Confirmation Order will not be effective unless (a) the amount, priority or extent of the likely aggregate Allowed Administrative, Priority or Secured Claims are satisfactory to the Reorganized Debtor (in the event of Scenario A) or the Lenders (in the event of Scenario B) in their reasonable discretion, (b) the Confirmation Order shall be in form and substance acceptable to the Debtor, Lenders, Committee and Ad Hoc Committee, in their reasonable discretion, and (c) the final version of the Plan, Plan Supplement, Disclosure Statement and any other related documents, or schedules thereto, shall have been filed in form and substance acceptable to the Debtor, Lenders, Committee and Ad Hoc Committee, in their reasonable discretion.

13.2       Conditions to Effectiveness

The Plan will not be effective unless (a) the conditions to confirmation above have been either satisfied, or waived, and (b) the Confirmation Order has been entered by the Bankruptcy Court, and no stay or injunction is in effect with respect thereto.

13.3       Waiver of Conditions

Each of the conditions set forth in Sections 13.1 and 13.2, except for the condition that the Confirmation Order be entered by the Bankruptcy Court, may be waived in whole or in part by Debtor, Lenders, Committee and Ad Hoc Committee, without any notice to other parties in interest or the Bankruptcy Court and without a hearing.

13.4       Exemption from Transfer Taxes

The Plan and the Confirmation Order provide for one or more of the following: (a) the issuance, transfer or exchange of notes, debt instruments and equity securities under or in connection with the Plan; (b) the creation, assignment, recordation or perfection of any lien, pledge, other security interest or other instruments of transfer; (c) the making or assignment of any lease; (d) the creation, execution and delivery of any agreements or other documents creating or evidencing the formation of the Reorganized Debtor or the issuance or ownership of any interest in the Reorganized Debtor; or (e) the making or delivery of any deed or other instrument of transfer under the Plan in connection with the vesting of the Debtor’s assets in the Reorganized Debtor pursuant to or in connection with the Plan, including, without limitation, merger agreements, stock purchase agreement, agreements of consolidation, restructuring, disposition, liquidation or dissolution, and transfers of tangible property. Pursuant to section 1146 of the Bankruptcy Code and the Plan, any such act described or contemplated herein will not be subject to any stamp tax, transfer tax, filing or recording tax, or other similar tax.

13.5       Securities Exemption

Any equity interests and rights issued under, pursuant to or in effecting the Plan, and the offering and issuance thereof by any party, including without limitation the Debtor or the Estate, shall be exempt from Section 5 of the Securities Act of 1933, if applicable, and from any state or federal securities laws requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security, and shall otherwise enjoy all exemptions available for Distributions of securities under a plan of reorganization in accordance with all applicable law, including without limitation section 1145 of the Bankruptcy Code. If the issuance of any equity under the Plan does not qualify for an exemption under section 1145 of the Bankruptcy Code, then any such equity shall be issued in a manner which qualifies for any other available exemption from registration, whether as a private placement under Rule 506 of the Securities Act, Section 4(2) of the Securities Act, and/or the safe harbor provisions promulgated thereunder.

13.6       Post-Effective Date Fees and Expenses

From and after the Effective Date, the Reorganized Debtor and, to the extent applicable, the Unsecured Creditors Oversight Committee, shall, in the ordinary course of business and without the necessity for Bankruptcy Court approval, pay the reasonable fees and expenses of Professionals retained by the Reorganized Debtor and by the Unsecured Creditors Oversight Committee (subject to the payment cap applicable to the Unsecured Creditors Oversight Committee of $125,000) incurred after the Effective Date relating to services performed after the Effective Date, including, without limitation, fees and expenses incurred in connection with the implementation and consummation of the Plan. Any professionals retained by the Reorganized Debtor or the Unsecured Creditors Oversight Committee can have served as an estate Professional in this case.

13.7       Post-Effective Date Notice Limited

From and after the Effective Date, any person seeking relief from the Bankruptcy Court in the Case shall be required to provide notice only to the Reorganized Debtor; the Lenders; the United States Trustee (and their respective counsel); any person whose rights are directly affected by the relief sought, and to other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the clerk of the Bankruptcy Court and serve a copy of such notice on counsel to the Reorganized Debtor.

13.8       Dissolution of Committee

On the Effective Date, the Committee shall be automatically dissolved and all of its members, Professionals and agents shall be deemed released of their duties, responsibilities and obligations, and shall be without further duties, responsibilities and authority in connection with the Debtor, the Case, the Plan or its implementation.

13.9       Defects, Omissions and Amendments of the Plan

The Debtor or the Reorganized Debtor may, with the approval of the Bankruptcy Court and without notice to holders of Claims and Equity Interests, insofar as it does not materially and adversely affect holders of Claims and Equity Interests, correct any defect, omission, or inconsistency in the Plan in such a manner and to such extent necessary or desirable to expedite the execution of the Plan. The Debtor may propose amendments or alterations to the Plan before the Confirmation Hearing as provided in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code and the Debtor has complied with section 1125 of the Bankruptcy Code. Subject to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtor may propose amendments or alterations to the Plan after the Confirmation Date but prior to substantial consummation, in a manner that, in the opinion of the Bankruptcy Court, does not materially and adversely affect holders of Claims, so long as the Plan, as modified, complies with sections 1122 and 1123 of the Bankruptcy Code, the Debtor has complied with section 1125 of the Bankruptcy Code, and after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under section 1129 of the Bankruptcy Code.

13.10     Withdrawal of Plan

The Debtor reserves the right to withdraw the Plan at any time prior to the Confirmation Date, with the consent of the Lenders, with advance notice to the Committee and Ad Hoc Committee of two (2) business days. If the Debtor withdraws the Plan prior to the Confirmation Date, or if the Effective Date does not occur on or before May 5, 2016, then, unless otherwise ordered by the Bankruptcy Court with the consent of the Lenders, in their sole discretion, the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute an admission, waiver or release of any claims by or against the Debtor or any other person, or to prejudice in any manner the rights of the Debtor, the Debtor’s Estate, or any person in any further proceedings involving the Debtor.

13.11     Due Authorization By Holders of Claims and Equity Interests

Each and every holder of a Claim or Common Stock Equity Interest who elects to participate in the Distributions provided for herein warrants that it is authorized to accept in consideration of its Claim against or Common Stock Equity Interest in the Debtor the Distributions provided for in the Plan, and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed to or obligations undertaken by the holder of such Claim or Common Stock Equity Interest under the Plan.

13.12     Filing of Additional Documentation

By April 15, 2016, the Debtor may file with the Bankruptcy Court such Plan Supplement, agreements and other documents as may be reasonably necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or any Plan Document, which shall also constitute Plan Documents.

13.13     Governing Law

Except to the extent that the Bankruptcy Code or other provisions of federal law are applicable, the rights and obligations arising under the Plan and any documents, agreements and instruments executed in connection with the Plan (except to the extent such documents, agreements and instruments designate otherwise) shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without reference to such state's law governing choice of law or forum).

13.14    Successors and Assigns

The rights, benefits and obligations of any entity named or referred to in the Plan or any Plan Document shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such entity.

13.15    Transfer of Claims

Commencing as of the Record Date, any transfer of a Claim shall be in accordance with Bankruptcy Rule 3001(e) and the terms of this Section 13.15. Notice of any such transfer shall be forwarded to the Reorganized Debtor by registered or certified mail, as set forth in Section 13.16 hereof. Both the transferee and transferor shall execute any notice, and the signatures of the parties shall be acknowledged before a notary public. The notice must clearly describe the interest in the claim to be transferred. No transfer of a partial interest in a Claim shall be permitted. All transfers must be of one hundred percent (100%) of the transferor’s interest in the claim.

13.16     Notices

Any notice required to be given under the Plan or any Plan Document shall be in writing. Any notice that is allowed or required hereunder except for a notice of change of address shall be considered complete on the earlier of (a) three (3) days following the date the notice is sent by United States mail, postage prepaid, or by overnight courier service, or in the case of mailing to a non-United States address, air mail, postage prepaid, or personally delivered; (b) the date the notice is actually received by the Persons on the Post-Confirmation Service List by facsimile or computer transmission; or (c) three (3) days following the date the notice is sent to those Persons on the Post-Confirmation Service List as it is adopted by the Bankruptcy Court at the hearing on confirmation of the Plan, as such list may be amended from time-to-time by written notice from the Persons on the Post-Confirmation Service List.

(a)         If to the Debtor, at:

DENTONS US LLP

Sam J. Alberts

1301 K Street, NW

Suite 600. East Tower

Washington, D.C. 20005

Fax: 202.408.6399

Email: sam.alberts@dentons.com

-and-

DENTONS US LLP

Bryan E. Bates

303 Peachtree Street, NE

Suite 5300

Atlanta, Georgia 30308

Fax: 404.527.4198

Email: bryan.bates@dentons.com

-and-

ASHBY & GEDDES, P.A.

William P. Bowden (No. 2553)

Karen B. Skomorucha Owens (No. 4759)

Stacy L. Newman (No. 5044)

500 Delaware Avenue, P.O. Box 1150

Wilmington, DE 19899-1150

Fax: 302.654.2067

Email:	wbowden@ashby-geddes.com

kowens@ashby-geddes.com

snewman@ashby-geddes.com

(b)         If to the Lenders, at:

Katten Muchin Rosenman LLP

Jeff J. Friedman

575 Madison Avenue

New York, NY 10022-2585

Fax: 212.940.7109

Email: jeff.friedman@kattenlaw.com

and

Connolly Gallagher

Jeffrey C. Wisler

1000 West Street, Suite 1400

Wilmington, DE 19801

Fax: 302.757.7299

Email: jwisler@connollygallagher.com

(c)         If to the U.S. Trustee, at:

Office of the United States Trustee
c/o Juliet Sarkessian, Trial Attorney

J. Caleb Boggs Federal Building

844 King Street, Suite 2207

Lockbox 35

Wilmington, DE 19801

Fax: 302.573-6497

Email: Juliet.M.Sarkessian@usdoj.gov

(d)         If to the Committee, at

Committee of Unsecured Creditors of Nuo Therapeutics, Inc.
c/o Pepper Hamilton LLP
Donald J. Detweiler and Fran Lawall

Hercules Plaza, Suite 5100
1313 Market Street
P.O. Box 1709
Wilmington, DE 19899-1709

Fax: 302.421.8390
Email: detweilerd@pepperlaw.com
Email: lawallf@pepperlaw.com

(e)         If to the Ad Hoc Committee, at

Robbins, Salomon & Patt, Ltd.

Steve Jakubowski

180 N. LaSalle Street

Suite 3300

Chicago, IL 60601

Fax: 312.782.6690
Email: sjakubowski@rsplaw.com

13.17    U.S. Trustee Fees

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtor on the Effective Date. After the Effective Date, the Reorganized Debtor shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. The Debtor shall remain obligated to pay quarterly fees to the Office of the U.S. Trustee until the earliest of the Debtor's case being closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

13.18    Implementation

The Debtor and the Reorganized Debtor shall be authorized to perform all reasonable, necessary and authorized acts to consummate the terms and conditions of the Plan and the Plan Documents.

13.19    No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed an admission by the Debtor with respect to any matter set forth herein, including, without limitation, liability on any Claim or Equity Interest or the propriety of the classification of any Claim or Equity Interest.

ARTICLE XIV
SUBSTANTIAL CONSUMMATION

14.1      Substantial Consummation

The Plan shall be deemed substantially consummated on the Effective Date.

14.2       Final Decree

On full consummation and performance of the Plan and Plan Documents, the Reorganized Debtor may request the Bankruptcy Court to enter a final decree closing the Bankruptcy Case and such other orders that may be necessary and appropriate.

CONFIRMATION REQUEST

The Debtor hereby requests confirmation of the Plan pursuant to section 1129(a) or section 1129(b) of the Bankruptcy Code.

Dated: April 25, 2016

NUO THERAPEUTICS, INC.

/s/ David E. Jorden
David E. Jorden
Acting Chief Executive Officer / Acting Chief Financial Officer for the Debtor and Debtor-in-Possession

EXHIBIT A

Glossary of Defined Terms

“Ad Hoc Committee” means the Ad Hoc Committee of Equity Holders.

“Administrative Claim” means any cost or expense of administration of the Bankruptcy Case incurred on or before the Effective Date entitled to priority under section 507(a)(1) and allowed under section 503(b) of the Bankruptcy Code, including without limitation, any actual and necessary expenses of preserving the Debtor’s estate, including wages, salaries or commissions for services rendered after the commencement of the Bankruptcy Case, certain postpetition taxes, fines and penalties, any actual and necessary postpetition expenses of operating the business of the Debtor, certain postpetition indebtedness or obligations incurred by or assessed against the Debtor in connection with the conduct of its business, or for the acquisition or lease of property, or for providing services to the Debtor, including all Professional Compensation Claims to the extent allowed by the Bankruptcy Court under the Bankruptcy Code, any fees or charges assessed against the Debtor’s Estate under Chapter 123, Title 28, United States Code, and all fees payable under 28 U.S.C. § 1930; provided, however, that all Professional Compensation Claims must be approved by the Court prior to disbursement on account of any such Professional Compensation Claim.

“Administrative Claimant” means any Person entitled to payment of an Administrative Claim.

“Allowance Date” means the date that a Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest.

“Allowed Claim” means, with respect to any Claim, a Claim allowable under 11 U.S.C. § 502(a) for which a proof of claim was filed, and as to which no objection or other challenge to the allowance thereof has been timely Filed, or if an objection or challenge has been timely Filed, such Claim is allowed by a Final Order; or (b) for which a proof of claim is not filed and that has been listed in the Schedules of Assets and Liabilities and is not listed as disputed, contingent, or unliquidated; or (c) that is deemed allowed by the terms of the Plan. For purposes of determining the amount of an Allowed Claim (other than a Claim specifically Allowed under the Plan), there shall be deducted therefrom an amount equal to the amount of any claim that the Debtor may hold against the Creditor under 11 U.S.C. § 553, provided, however, that for any claim as to which a proof of claim has been filed, a claims objection shall be filed seeking a reduction of the Claim by setoff. Notwithstanding anything to the contrary in the Plan, the Debtor may, in its discretion, treat a Claim as an Allowed Claim to the extent it is allowed by an Order that is not a Final Order.

“Allowed Administrative Claim” means an Administrative Claim to the extent it is or becomes an Allowed Claim.

“Allowed Common Stock Equity Interests” means any Equity Interests in the Debtor represented by ownership of common stock of the Debtor as of the Record Date, provided that the number of shares of common stock of the Debtor asserted to be owned by any Interest Holder as of the Record Date on a Release Document submitted in accordance with this Plan matches the Debtor's records or can otherwise be confirmed by the Interest Holder, subject to the Debtor's or Reorganized Debtor's right to file an objection in the Bankruptcy Court, on notice to the affected Interest Holder, seeking entry of an order determining the actual number of shares of common stock of the Debtor owned by any Interest Holder as of the Record Date.

“Allowed General Unsecured Claim” means a General Unsecured Claim to the extent it is or becomes an Allowed Claim.

“Allowed Professional Fee and Expense Claim” means a Professional Compensation Claim to the extent it is or becomes an Allowed Claim.

“Allowed Secured Claim” means a Secured Claim other than with respect to the DIP Loan Agreement, to the extent it is or becomes an Allowed Claim.

“Allowed Priority Tax Claim” means any Claim, to the extent it is or becomes an Allowed Claim and entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

“Avoidance Actions” means any and all rights, claims, and Causes of Action arising under any provision of Chapter 5 or section 724 of the Bankruptcy Code.

“Ballot” means the form of ballot which the Debtor will transmit to Creditors who are, or may be, entitled to vote on the Plan, to indicate acceptance or rejection of the Plan and to opt out of releases provided herein.

“Bankruptcy Case” means In re Nuo Therapeutics, Inc., Case No. 16-10192 (MFW) in the United States Bankruptcy Court for the District of Delaware.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, Title 11, United States Code, as applicable to this Bankruptcy Case.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, together with the District Court as to matters as to which the reference is withdrawn under 11 U.S.C. § 157(d).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Budget” means the Budget agreed to by the Debtor and the Lenders and attached as Exhibit A to that certain Waiver and First Amendment to Senior Secured, Super Priority Debtor-in-Possession Credit Agreement annexed to the Final DIP Order.

“Business Day” means any day other than a Saturday, Sunday, or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“Cash” means Cash, wire transfer, certified check, cash equivalents and other readily marketable securities or instruments, including, without limitation, readily marketable direct obligations of the United States of America, certificates of deposit issues by banks, and commercial paper of any Person, including interest accrued or earned thereon.

“Causes of Action” means any and all actions, claims, rights, defenses, third-party claims, damages, executions, demands, cross-claims, counterclaims, suits, choses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and any claims whatsoever, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly, indirectly or derivatively, at law, in equity or otherwise, accruing to the Debtors or the Estate, including, but not limited to, any and all Avoidance Actions, and any similar state laws such as fraudulent conveyance and preference statutes, arising from any transaction involving or concerning the Debtor or its Estate.

“Claim” has the meaning assigned to such term by section 101(5) of the Bankruptcy Code.

“Claim Objection Deadline” means the first Business Day that is sixty (60) days after the Effective Date, as may be extended by order of the Bankruptcy Court.

“Class” means one of the classes of Claims or Equity Interests defined in Article III of the Plan.

“Class 4 Escrow” means an escrow, the final terms and documentation of which will be provided in the Plan Supplement, which will be administered by the Reorganized Debtor for the benefit of holders of Allowed Class 4 General Unsecured Claims, with consultation of the Unsecured Creditor Oversight Committee.  Costs for the establishment, administration and termination of the Class 4 Escrow, including the costs of making any interim distributions, shall be paid from the Class 4 Corpus and shall not be a liability of the Debtor, its Estate or the Reorganized Debtor. Any and all distributions to Allowed General Unsecured Claims shall be paid only from the Class 4 Escrow.

“Class 4 Corpus” means, in event of an Unsuccessful Capital Raise (as described in Scenario B), an amount of no more than $2,000,000, and in the event of a Successful Capital Raise (as described in Scenario A) an amount of no less than $2,000,000 and no more than $2,750,000.  Under either Scenario A or Scenario B, the Class 4 Corpus shall be funded on the Effective Date into and in accordance with the terms the Class 4 Escrow.  The exact amount of Cash to be funded into the Class 4 Escrow under Scenario A will be determined as follows: If total Allowed Unsecured Claims are (a) $2,000,000 or less, an amount of no more than $2,000,000; (b) $2,000,001 to $3,000,000, an amount of no greater than $2,250,000; (c) $3,000,001 to $4,000,000, an amount no greater than $2,500,000; and (d) $4,000,001 and above, an amount no greater than $2,750,000.

“Clerk” means the Clerk of the Bankruptcy Court.

“Closing” means the closing of the transactions contemplated under the Plan.

“Committee” means the Official Committee of Unsecured Creditors appointed by the U.S. Trustee on March 11, 2016 [Docket No. 188], amending prior notices of appointment.

“Common Stock Equity Interest” means any Equity Interest in the Debtor represented by ownership of common stock of the Debtor, including redeemable common stock of the Debtor.

“Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the Order of the Bankruptcy Court approving and confirming the Plan in accordance with the provisions of Chapter 11 of the Bankruptcy Code.

“Contract” means any agreement, contract, or lease between the Debtor and a third party, as may be supplemented or amended from time to time prior to the entry of the Confirmation Order.

“Creditor” means any person that holds a Claim against the Debtor that arose on or before the Effective Date, or a Claim against the Debtor of any kind specified in sections 502(f), 502(g), 502(h) or 502(i) of the Bankruptcy Code.

“Cure Amount” means the amount of Cash required to cure any default under an Executory Contract under 11 U.S.C. § 365(b) listed in the Schedule of Assumed Contracts and Unexpired Leases, as determined by the Bankruptcy Court or pursuant to an agreement among the Reorganized Debtor and the other party(ies) to the Executory Contract.

“Cure Amount Objection Bar Date” means April 20, 2016, except as otherwise provided herein.

“Debtor” means Nuo Therapeutics, Inc., a Delaware corporation and debtor-in-possession in the Bankruptcy Case.

“Debtor-in-Possession” means the Debtor in its capacity as debtor in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

“Debtor Released Parties” means: (i) the Debtor and its existing directors and officers; (ii) the Debtor’s prior directors and officers; provided, however, that such persons shall not be released from any setoff or recoupment claims or counterclaims belonging to and asserted by the Debtor or Reorganized Debtor; (iii) the DIP Agent, Lenders and their professionals employed in the Bankruptcy Case, directors, officers, agents, employees and representatives; and (iv) the Professionals retained in the Bankruptcy Case by the Debtor.

“Deerfield Facility Agreement” means that certain Facility Agreement dated March 31, 2014, under which the Debtor obtained a $35 million five-year senior secured convertible credit facility by and between the Debtor and Deerfield Private Design Fund II, L.P.; Deerfield Private Design International II, L.P.; Deerfield Special Situations Fund, L.P.; and Deerfield Special Situations International Master Fund, L.P.

“DIP Agent” means Deerfield Mgmt, L.P.

“DIP Loan Agreement” means that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of January 28, 2016, as amended, between the Debtor, on the one hand, and the DIP Agent and Lenders, on the other hand.

“DIP Loan Claim” means all amounts due and owing to Lenders under the DIP Loan Agreement as of the Effective Date (subject to the return of any unspent amounts as required by Section 7.5 of the Plan), including, without limitation, all accrued and unpaid interest and any fees and other charges provided for in the DIP Loan Agreement.

“Disclosure Statement” means the Disclosure Statement for the First Amended Plan of Reorganization of Nuo Therapeutics, Inc. dated March 27, 2016 filed by the Debtor, as may be amended or supplemented.

“Disputed Claim” means a Claim as to which a proof of claim or interest has been Filed or deemed Filed under applicable law and as to which an objection has been timely Filed and which objection, if timely Filed, has not been withdrawn on or before any date fixed for Filing such objections by the Plan or Order of the Bankruptcy Court and has not been overruled or denied by a Final Order. Prior to the time that an objection has been timely Filed, for the purposes of the Plan, a Claim shall be considered a Disputed Claim to the extent that: (i) the Claim has been scheduled in the Schedules of Assets and Liabilities as contingent, disputed or unliquidated or in the amount of $0, and no proof of claim in a liquidated and non-contingent amount has been filed for such Claim; or (ii) the Claim is the subject of a request for estimation Filed by the Debtor or any other party-in-interest in accordance with applicable law and which request has not been withdrawn or resolved by a Final Order of the Bankruptcy Court.

“Disputed Cure Amount” means, with respect to an Executory Contract, the amount that the counterparty to such Executory Contract asserts is necessary to assume such Executory Contract under 11 U.S.C. § 365(b), to the extent different from the amount on the Executory Contract Schedule.

“Distribution” means, except as otherwise provided in the Plan, the property required by the Plan to be distributed to the holders of Allowed Claims.

“Distribution Date” means any date that a Distribution is made under the Plan.

“District Court” means the United States District Court for the District of Delaware.

“Effective Date” means the date, which shall be no later than May 5, 2016, that is the first Business Day following the Confirmation Date on which (a) the Confirmation Order is not stayed, and (b) all conditions to the effectiveness of the Plan have been satisfied or waived as provided in the Plan.

“Equity Interest” means any interest in the Debtor represented by ownership of common or preferred stock (no preferred stock or preferred equity in the Debtor has been issued, though the Debtor has the right to so issue) including, to the extent provided by applicable law, any warrant, option or other security to acquire any of the foregoing.

“Estate” means the estate created upon the filing of the Bankruptcy Case pursuant to section 541 of the Bankruptcy Code, together with all rights, claims and interests appertaining thereto.

“Estate Property” means all right, title, and interest in and to any and all property of every kind or nature owned by the Debtor or its Estate on the Effective Date as defined by 11 U.S.C. § 541.

“Exculpated Parties” means, solely to the extent of the Exculpation, each of the Debtor; the directors and officers of the Debtor who served during the course of the Bankruptcy Case; the Debtor’s professionals retained in the Bankruptcy Case; the Committee; the members of the Committee in their capacity as such; the individuals who sat on the Committee, in their capacity as such; the Committee’s professionals retained in the Bankruptcy Case; the Ad Hoc Committee; the members of the Ad Hoc Committee in their capacity as such; the individuals who sat on the Ad Hoc Committee, in their capacity as such; and the Ad Hoc Committee’s professionals retained in this case.

“Exculpation” means the exculpation provision set forth in Section 11.6 hereof.

“Executory Contracts” means executory contracts and unexpired leases as such terms are used in 11 U.S.C. § 365, including all operating leases, capital leases, and contracts to which the Debtor is a party or beneficiary on the Confirmation Date.

“Existing Common Stock” means the issued and outstanding common stock of the Debtor prior to the Effective Date.

“File or Filed” means a request for relief encompassed within a pleading or other document is Filed when and on such date as such pleading or other document is entered on the docket of the Bankruptcy Court in this Bankruptcy Case. A proof of claim is Filed when and on such date as such proof of claim is entered on the claims register in this Bankruptcy Case.

“Final Order” means an order or judgment which has not been reversed, stayed, modified, or amended and as to which the time for appeal has expired or appeal has been taken and no stay has been obtained.

“Final DIP Order” means that certain Final Order Under Sections 105, 361, 362, 363(c), 363(e), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e), And 507 Of The Bankruptcy Code And Bankruptcy Rules 2002, 4001 And 9014 (I) Authorizing Debtor To Obtain Postpetition Financing; (II) Authorizing Debtor To Use Cash Collateral; (III) Granting Adequate Protection To Prepetition Secured Lenders; And (IV) Granting Related Relief, entered on March 9, 2016 [Docket Entry No. 187].

“General Bar Date” means the deadline for filing proofs of claim established by the Bankruptcy Court as April 18, 2016.

“General Unsecured Claims” means, collectively: (i) trade claims; (ii) claims arising from the rejection of Executory Contracts; and (iii) any other Claim that is not an Administrative Claim, a DIP Loan Claim, a Secured Claim, a Priority Tax Claim, a Priority Unsecured Non-Tax Claim; a Professional Compensation Claim, or an otherwise classified Claim.

“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Governmental Unit Bar Date” means July 24, 2016 at 5:00 p.m. prevailing Eastern time, the deadline for Governmental Units to File proofs of claim in the Bankruptcy Case.

“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

“Interest Holder” means any holder or owner of an Equity Interest.

“Lenders” means Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P. and Deerfield Special Situations Fund, L.P.

“Lenders’ Secured Claims” means the Lenders’ Allowed Claim in the approximate amount of $38.3 million representing the Debtor’s pre-petition indebtedness owing to the Lenders under the Deerfield Facility Agreement.

“Lenders’ Total Claim” means the: (i) Lenders’ Secured Claims, plus (ii) the Lenders’ DIP Loan Claim (but excluding Lenders’ professional fees in the Budget which shall be paid as Allowed Administrative Expenses as provided in the Final DIP Order), plus (iii) all warrants to purchase Equity Interests in the Debtor held by the Lenders and issued in connection with the Deerfield Facility Agreement.

“Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation which has not been avoided or invalidated under any provision of the Bankruptcy Code or other applicable law.

“New Common Stock” means the new common stock of the Reorganized Debtor issued on or after the Effective Date, which shall bear a different CUSIP number than the existing Common Stock Equity Interest.

“New Investors” means the accredited investors participating in a Successful Capital Raise.

“Objection to Cure Amount” means the document filed in the Bankruptcy Court by a counterparty to an Executory Contract in the event that such counterparty disputes the Cure Amount identified in the Schedule of Assumed Contracts and Unexpired Leases.

“Ordinary Course Administrative Liability” means an Administrative Claim (other than a Professional Compensation Claim) based on liabilities incurred in the ordinary course of the Debtor’s business operations, including tax liabilities arising after the Petition Date.

“Person” means an individual, a corporation, a partnership, an association, a joint stock company, a joint venture, an estate, a trust, an unincorporated association or organization, a governmental unit or any agency or subdivision thereof or any other entity.

“Petition Date” means January 26, 2016, the date on which the Debtor filed its voluntary Chapter 11 petition commencing the Bankruptcy Case.

“Plan” means this Plan of Reorganization of the Debtor, as it may be amended or modified.

“Plan Documents” means, collectively, those material documents executed or to be executed in order to consummate the transactions contemplated under the Plan and which will be included in the Plan Supplement.

“Plan Supplement” means, collectively, any such documents as are referenced in this Plan to be Filed no later than April 15, 2016, including (a) any modified list of the Executory Contracts, and the Cure Amount relating to each Executory Contract identified, (b) a feasibility analysis for Scenario B, (c) the Reorganized Debtor’s certificate of incorporation and by-laws, and any related corporate documents attendant to Scenario A or Scenario B, as applicable, (d) the identity of any proposed members of the Reorganized Debtor’s board and the proposed executive officers of the Reorganized Debtor, under Scenario A and Scenario B, as applicable, (e) the identity of any insider that will be employed or retained by the Reorganized Debtor, and the nature of any compensation for such insider, (f) the terms for issuance of New Common Stock, and (g) the Secured Exit Financing Facility.

“Post-Confirmation Service List” means the Reorganized Debtor; the Lenders; the United States Trustee (and their respective counsel); any person whose rights are directly affected by the relief sought, and to other parties in interest who, after entry of the Confirmation Order, file a request for such notice with the clerk of the Bankruptcy Court and serve a copy of such notice on counsel to the Reorganized Debtor.

“Priority Unsecured Non-Tax Claim” means any Claim (other than an Administrative Claim or a Priority Tax Claim) to the extent entitled to priority in payment under section 507(a) of the Bankruptcy Code.

“Priority Tax Claim” means any Claim held by a Governmental Unit entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

“Professional” means any professional employed in the Bankruptcy Case pursuant to sections 327, 363 or 1103 of the Bankruptcy Code or any Professional entitled to compensation pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

“Professional Compensation Claim” means a claim for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503 or 1103 of the Bankruptcy Code relating to services to the Debtor on and after the Petition Date and prior to and including the Effective Date, and requested in accordance with the provisions of 11 U.S.C. §§ 326, 327, 328, 330, 331, 503(b) and 1103, as applicable.

“Pro Rata Share” means as to a particular holder of a particular Allowed Claim or Allowed Equity Interest, the ratio that the amount of such Allowed Claim or Allowed Equity Interest held by the holder of such Allowed Claim or Allowed Equity Interest bears to the aggregate amount of all Allowed Claims or Allowed Equity Interests in the particular Class, category, or allocation.

“Proponent” means the Debtor, in its capacity as proponent of the Plan.

“Record Date” means March 28, 2016.

“Rejection Claim Bar Date” means either (as applicable) (i) in respect to Executory Contracts rejected pursuant to a revocation notice filed pursuant to Section 8.3(b) of the Plan, the date that is thirty (30) days after the service of such revocation notice, or (ii) as to all other rejected Executory Contracts, the date that is thirty (30) days after service of notice of the rejected contract and the Rejection Claim Bar Date, which notice may be included in the notice of the occurrence of the Effective Date.

“Release Document” means a form of release by which existing holders of Common Stock Equity Interests may agree to third-party releases as provided in the Plan, which Release Document shall be executed and delivered to the Debtor (or Reorganized Debtor) and the Lenders no later than sixty (60) days after the Effective Date.

“Releasing Parties” means: (a) the Third Party Released Parties other than the Debtor; (b) all holders of Claims that (i) vote to accept the Plan, and (ii) do not mark their Ballot to affirmatively opt out of the third party release provided in Section 11.5 hereof, and (c) all holders of Equity Interests or other person that provides signed documentation acceptable to the Reorganized Debtor agreeing to the third party release provided in Section 11.5 hereof no later than sixty (60) days after the Effective Date; provided, that, notwithstanding anything contained herein to the contrary, in no event shall any Person or Entity that (x) does not vote to accept or reject the Plan, (y) votes to reject the Plan, or (z) appropriately marks the Ballot to opt out of the third party release provided in Section 11.5 hereof and returns such Ballot in accordance with the Solicitation Procedures Order, be a Releasing Party unless such Person or Entity provides signed documentation acceptable to the Reorganized Debtor agreeing to such third-party release no later than sixty (60) days after the Effective Date. For the avoidance of doubt, and notwithstanding anything herein to the contrary, in no event shall any Person or Entity that elects to opt out of the third party release provided in Section 11.5 hereof on its Ballot and returns such Ballot as a vote on the Plan, be a Releasing Party. In addition, in no event shall any holder of a Common Stock Equity Interest in the Debtor be entitled to any Distribution of any kind, including any New Common Stock of the Reorganized Debtor, unless such holder executes and timely delivers a Release Document agreeing to the third party releases provided in Section 11.5 hereof.

“Reorganized Debtor” means the Debtor as it exists after the Effective Date.

“Scenario A Allocated New Common Stock” shall have the meaning ascribed to it in Article I of the Plan.

“Scenario B Allocated New Common Stock” shall have the meaning ascribed to it in Article I of the Plan.

“Schedule of Assumed Contracts and Unexpired Leases” means the schedule identifying the Executory Contracts and Unexpired Leases to be assumed by the Reorganized Debtor under the Plan. The Schedule of Assumed Contracts and Unexpired Leases is attached as Exhibit B to the Plan.

“Schedules of Assets and Liabilities” means the Debtor’s Schedules of Assets and Liabilities, as may be amended or supplemented, and filed with the Bankruptcy Court in accordance with section 521(a)(1) of the Bankruptcy Code, including as amended by the Plan or any Plan Supplement.

“Secured Claim” means a claim secured by the Debtor’s assets.

“Secured Exit Financing Facility” means, an exit financing facility to be provided by the Lenders in Scenario B to fund payments required to be made under the Plan and for working capital of the Reorganized Debtor, which facility will be secured by a lien on substantially all of the assets of the Reorganized Debtor, the form and terms of which facility shall be included in the Plan Supplement.

“Successful Capital Raise” means the Debtor’s raising of not less than $10,500,000 in funding through a private placement of common stock of the Reorganized Debtor (with up to $3,000,000 of such $10,500,000 allowable in the form of backstop irrevocable capital call commitments from creditworthy obligors in the reasonable judgment of the Lenders). Existing holders of Common Stock Equity Interests in the Debtor that are accredited investors may have the opportunity, at the sole and absolute discretion of the Debtor, to participate in the private placement. Binding commitments for a Successful Capital Raise must be received on or before the date that is five (5) days before the Confirmation Hearing and such commitments shall be fully funded (or secured in the case of a backstop irrevocable capital call commitment) no later than the Effective Date. The Successful Capital Raise shall be in accordance with applicable federal securities laws, including those laws governing the registration and sale of new securities and/or any applicable law related to private placements.

“Third Party Released Parties” means: (i) the Debtor and its existing directors, officers, employees, agents, professionals, representatives, predecessors, successors, subsidiaries and affiliates; (ii) the Debtor’s prior directors, officers, employees, agents, professionals, representatives, predecessors, successors, subsidiaries and affiliates; (iii) the DIP Agent, Lenders and their directors, officers, employees, agents, professionals, representatives, predecessors, successors, subsidiaries and affiliates (iv) the members of the Committee, including their directors, officers, employees, agents, professionals, successors subsidiaries and affiliates, in their capacity as members; (v) the members of the Ad Hoc Committee, including their directors, officers, employees, agents, professionals, subsidiaries and affiliates, in their capacity as members; and (vi) the Professionals retained in the Bankruptcy Case by the Debtor, Lenders, Committee and Ad Hoc Committee.

“Treasury Regulations” means the regulations promulgated under the Internal Revenue Code by the Department of the Treasury of the United States.

“Unsuccessful Capital Raise” means the failure to obtain the necessary commitments for a Successful Capital Raise on or before the date that is five (5) days before the Confirmation Hearing or the failure of such commitments to be fully funded (or secured in the case of a backstop irrevocable capital call commitment) no later than the Effective Date (and in no event later than May 5, 2016).

“U.S. Trustee” means the United States Trustee for Region 3.